SUNTRUST BANKS, INC.

401(k) PLAN

Amended and Restated
Effective January 1, 2012 including amendments through December 31, 2012.

SUNTRUST BANKS, INC. 401(k) PLAN
Amended and Restated January 1, 2012 including
Amendments through December 31, 2012
Table of Contents
Page

INTRODUCTION1
ARTICLE 1 DEFINITIONS5
1.1Accounts    5
(a)Employer Contribution Account    5
(b)Employee Contribution Account    6
1.2Acquisition Loan    7
1.3After-Tax Account.    7
1.4Annual Addition Limit    7
1.5Automatic Enrollee (also called Auto-Enrollee)    7
1.6Automatic Enrollment Percentage (also called Auto-Percentages)    7
1.7Before-Tax Account.    7
1.8Benefits Committee    8
1.9Board    8
1.10Catch-Up Contribution.    8
1.11Code    8
1.12Committee or Committees    8
1.13Company    8
1.14Compensation.    8
(a)Contributions.    8
(b)Deductibility of Employer Contributions.    9
(c)Statutory Limit.    9
1.15Contributions.    10
(a)Employer Contributions.    10
(b)Employee Contributions.    11
(c)Rollover Contribution    12
1.16Controlled Group    12

i

1.17Designated Roth Account.    12
1.18Designated Roth Contribution.    12
1.19Disability (or Disabled)    13
1.20Dollar Limit    13
1.21Effective Date    13
1.22Elective Deferrals.    13
1.23Employee    13
1.24Employee Contributions.    14
1.25Employee Contributions Accounts.    14
1.26Employer    14
1.27Employer Contributions.    14
1.28Employer Contribution Accounts.    14
1.29Employer Stock    14
1.30Employer Stock Fund    15
1.31Employment    15
1.32Employment Date    15
1.33ERISA .    15
1.34ESOP    15
1.35Excess 402(g) Contributions    15
1.36Fiduciary    16
1.37Finance Committee    16
1.38Fair Market Value    16
1.39Financed Shares    16
1.40Five‑Year Break .    16
1.41HCE Group    16
1.42Highly Compensated Employee (HCE)    16
1.43Matching Account.    17
1.44Matching Contributions.    17
1.45Merged Plan    17
1.46NCE Group    17
1.47Non-Highly Compensated Employee (NCE)    17
1.48Non-Matching Account.    17
1.49One‑Year Break    17
1.50Participant    18
1.51Plan    18
1.52Plan Administrator    18
1.53Plan Percentage Limit    18

1.54Plan Year    18
1.55Qualified Automatic Contribution Arrangement (QACA)    18
1.56Qualified Domestic Relations Order (QDRO)    18
1.57Qualified Military Service    18
1.58Qualified Reservist Distribution.    19
1.59Qualified Roth Distribution    19
1.60Rollover Contribution.    19
1.61Roth Account.    19
1.62Roth Contribution.    19
1.63Service Center    19
1.64Share Units.    20
1.65Spouse    20
1.66Suspense Account    20
1.67Termination Date    20
1.68True-Up Matching Contribution.    20
1.69Trust (or Trust Fund)    20
1.70Trust Agreement    20
1.71Trustee    21
1.72Valuation Date    21
1.73Vesting Service (also called Years of Service)    21
(a)Computation.    21
(b)Leaves of Absence.    21
(c)Employment with a Controlled Group Member.    23
(d)Period Before an Employer Adopted the Plan.    23
(e)Credit for Employment Before a Five‑Year Break.    23
(f)Service Spanning.    23
(g)Change from Covered Classification.    23
1.74Year of Service.    23
ARTICLE 2 ELIGIBILITY24
2.1Eligibility.    24
(a)Automatic Enrollment.    24
(b)Participation in Another Controlled Group Plan.    24
(c)Mergers and Acquisitions.    24

2.2Participation Upon Reemployment.    25
(a)Vested Participant.    25
(b)Non-Vested Participant.    25
(c)Non-Participating Employee.    25
2.3Leased Employees and Independent Contractors.    26
2.4Participating Employers.    26
ARTICLE 3 CONTRIBUTIONS27
3.1Employee Contributions – Elective Deferrals and Roth Contributions.    27
(a)Amount Permitted.    27
(b)Before-Tax and/or After-Tax Employee Contributions.    28
(c)Special Pay.    29
(d)Catch-Up Contributions.    29
(e)Make-Up Contributions After Qualified Military Service.    31
(f)Vesting.    32
(g)Initial Election to Contribute.    32
(h)Modification.    32
(i)Cessation.    33
(j)Committee Administrative Rules.    33
3.2Employer Contributions.    33
(a)Matching Contribution.    33
(b)Employer Discretionary Contributions.    34
(c)Special One-Time Employer Discretionary Contribution.    35
(d)Investment of Matching and Employer Discretionary Contributions.    35
(e)Vesting and Forfeitures.    36
(f)Make-Up Contributions After Qualified Military Leave.    36
(g)Acquisition Loan Repayments.    37
(h)Exclusive Benefit of Participants.    37
(i)Contributions Limited to Tax Deductible Amounts.    37
3.3Rollover Contributions.    38

(a)Eligible Rollover Distribution.    38
(b)Roth Contributions.    39
(c)Rollover or Direct Plan Transfer.    39
(d)Timing.    39
(e)Required Information.    40
(f)Prohibited Rollovers and Transfers.    40
(g)Refund of Prohibited Rollovers.    40
(h)Reliance on Employee’s Representations.    40
3.4Acquisition Loans.    41
(a)Eligible Lenders.    41
(b)Loan Terms.    41
(c)Repayment.    41
(d)Collateral and Security.    41
(e)Suspense Account.    42
(f)Release of Financed Shares from Suspense Account.    42
(g)Default.    43
3.5Purchase and Sale of Employer Stock.    43
3.6Transfer to the Trustee.    44
3.7Elective Account Transfers.    44
ARTICLE 4 ALLOCATIONS45
4.1Adjustments to Account Balances.    45
(a)Regular Valuation Dates.    45
(b)Administrative Fees.    45
(c)Dividends on Employer Stock.    45
(d)Valuations Binding.    46
(e)Statement of Account Balances.    46
(f)Correction of Administrative Mistakes.    46
(g)Return of Employer Contributions.    47
4.2Investments.    47

v

(a)Investment Funds.    47
(b)Compliance with ERISA Section 404(c).    48
(c)Employer Stock Fund.    48
(d)Investment Elections.    48
(e)Change in Investment Election.    49
(f)Insider Trading Rules.    49
(g)Fund Transfer Restrictions.    49
(h)Diversification Elections.    50
(i)Reinvestment of Earnings.    50
(j)Investment Expenses.    50
(k)Special Election Rules.    50
4.3Voting Rights.    51
4.4Tender Offers.    51
ARTICLE 5 IN-SERVICE WITHDRAWALS AND LOANS52
5.1Withdrawals Without a Hardship.    52
(a)Types of In-Service Withdrawals.    52
(b)Designated Roth Account.    53
(c)Available Amount.    54
(d)Order of Withdrawal from Accounts.    54
(e)Pro Rata Withdrawals from Investment Funds.    54
(f)Withdrawals of Money Purchase Plan Balances.    54
5.2Hardship Withdrawals.    54
(a)Available Amount.    55
(b)Events Creating Immediate and Heavy Financial Need (Events Test).    55
(c)Withdrawal Necessary to Meet Need (Needs Test).    57
(d)Nondiscrimination.    57
(e)Reliance on Participant's Representations.    58
5.3Loans.    58
(a)Application and Eligibility.    58

(b)Available Amount.    58
(c)Order of Account Liquidation.    58
(d)Loan Origination Fees.    59
(e)Frequency of Loans.    59
(f)Interest.    59
(g)Security.    59
(h)Term.    60
(i)Repayment.    60
(j)Default.    61
(k)Suspension of Repayments During Qualified Military Service Leave.    61
(l)Suspension of Repayments During Unpaid Leave of Absence.    62
(m)Loans from Money Purchase Plan Balances.    62
(n)Revisions to Loan Rules and Procedures.    62
5.4Direct Rollover.    62
ARTICLE 6 POST‑EMPLOYMENT DISTRIBUTIONS    63
6.1Distribution Events.    63
(a)Termination of Employment or Disability.    63
(b)Death.    63
(c)Employer-Initiated Transfer.    63
(d)Employee-Initiated Voluntary Direct Transfers (Change in Employment Transfer).    64
(e)Plan Termination.    64
(f)Qualified Military Service.    64
6.2Amount of Payment.    65
6.3Distributions from Designated Roth Accounts.    65
(a)Qualified Roth Distribution.    65
(b)Distributions to Alternative Payee or Beneficiary.    65
(c)Nonqualified Distribution.    65
6.4Timing of Payment.    66
(a)Payment to a Participant.    66

(b)Payment to a Beneficiary.    66
(c)Notice of Consequences of Failure to Defer.    66
6.5Forms of Payment.    67
(a)Account Balance Over $1,000.    67
(b)Account Balance Not Over $1,000.    68
6.6Medium of Payment.    68
6.7Required Minimum Distribution Rules.    68
(a)Applicable Definitions.    69
(b)Separate Accounts for Multiple Beneficiaries.    70
(c)Participant’s Death Before his/her Required Beginning Date.    70
(d)Participant’s Death After his/her Required Beginning Date.    72
(e)Qualified Domestic Relations Orders (QDRO).    74
(f)Trust as Designated Beneficiary.    74
(g)Election to Allow Participants or Beneficiaries to Elect Five-Year Rule.    74
(h)Age 65 Payment Rule.    74
(i)Suspension of Required Minimum Distributions During 2009.    74
6.8Beneficiary Designation.    76
(a)Procedure.    76
(b)Waiver of Spouse’s Rights.    76
(c)Disclaimer of Beneficiary Status.    77
(d)Judicial Determination.    77
6.9Payment to a Representative.    77
(a)On Behalf of a Participant.    77
(b)On Behalf of a Minor or Incompetent Beneficiary.    77
6.10Unclaimed Benefits.    78
6.11Direct Rollover of Eligible Distributions.    78
(a)Applicable Definitions.    78
(b)Persons Eligible to Direct a Rollover.    79
(c)Written Notice.    79

(d)Rollover Procedures.    80
ARTICLE 7 LIMITATIONS ON CONTRIBUTIONS81
7.1Excess 402(g) Contributions.    81
(a)Time of Distribution.    81
(b)Reporting Form.    81
(c)Order of Distributions.    81
(d)Inclusion in Annual Addition.    82
(e)Determination of Earnings.    82
7.2Code Section 415 Limitation.    82
(a)Applicable Definitions.    82
(b)Correction of Excess Annual Additions.    84
(c)Combining of Plans.    85
(d)Compliance with Code Section 415.    85
7.3Top-Heavy Rules.    85
(a)Applicable Definitions.    85
(b)Determination of Top-Heavy Status.    87
(c)Minimum Benefit During Top-Heavy Plan Years.    87
(d)History of Top-Heavy Rules.    88
ARTICLE 8 AMENDMENT, TERMINATION AND MERGER89
8.1Amendment.    89
(a)Procedure.    89
(b)Prohibited Amendments.    89
(c)Limited to Active Participants.    90
(d)Administrative Changes Without Plan Amendment.    90
8.2Termination of the Plan.    91
(a)Right to Terminate.    91
(b)Full Vesting.    91
(c)Provision for Benefits Upon Plan Termination.    91
(d)Surplus Reversion.    92

(e)Merger, Consolidation, Transfer.    92
ARTICLE 9 ADMINISTRATION93
9.1Allocation of Responsibilities.    93
(a)Company.    93
(b)Compensation Committee.    93
(c)Benefits Committee.    93
(d)Finance Committee.    96
(e)Trustee.    97
(f)Named Fiduciaries and Other Fiduciaries.    97
9.2Committee Organization and Operation.    97
(a)Composition of Benefits Committee.    97
(b)Composition of Finance Committee.    98
(c)Committee Procedures.    98
(d)Additional Powers of the Committees.    98
(e)Delegation of Duties.    98
(f)Appointment of Agents.    99
(g)Reliance on Committee Documents.    99
9.3General Rules for Fiduciaries.    99
9.4Expenses.    100
9.5Indemnification and Insurance.    101
9.6Claims Procedure.    102
(a)Application for Benefits.    102
(b)Initiating a Claim.    102
(c)Decision on Claim.    102
(d)Appeal.    103
(e)Special Time Period for Benefits Committee Meetings.    103
(f)Exhaustion of Administrative Remedies.    104
(g)Time Limit on Legal Action.    104
9.7Notice.    104

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(a)Communications From Participants Or Beneficiaries.    104
(b)Communications To Participants and Beneficiaries.    105
(c)Electronic Administration.    105
ARTICLE 10 MISCELLANEOUS106
10.1Headings.    106
10.2Construction.    106
10.3Continued Qualification for Tax-Exempt Status.    106
10.4Nonalienation.    106
10.5No Employment Rights.    107
10.6No Enlargement of Rights.    107
10.7Withholding for Taxes.    107
10.8Suspension of Transaction.    107
(a)Blackout Periods.    107
(b)Investment Elections.    107

ADDENDUM A	History of Revised Plan Provisions

ADDENDUM B	Acquired or Merged Entities

ADDENDUM C	Adopting Employers

ADDENDUM D Qualified Domestic Relations Order (QDRO) Procedures

SUNTRUST BANKS, INC. 401(k) PLAN

INTRODUCTION

SunTrust Banks, Inc. is the parent corporation in a controlled group that currently includes various subsidiaries and affiliated companies. SunTrust Banks, Inc. is sometimes referred to as the Company and/or the Plan sponsor. The Company and its controlled group members that adopt the Plan are referred to as Employers. SunTrust Banks, Inc. was formed as of July 1, 1985, with the merger of Sun Banks, Inc. and Trust Company Bank (successor to Trust Company of Georgia). The qualified defined contribution plans maintained by each company were merged to form the SunTrust Banks, Inc. Employee Stock Ownership Plan (the Plan), effective as of January 1, 1989. The Plan was renamed the SunTrust Banks, Inc. 401(k) Plan effective January 1, 1993.

The plans that were merged to form this Plan include the following: (1) the Sun Banks, Inc. SunShare Plan, effective July 1, 1984; (2) the Trust Company of Georgia Incentive Compensation Plan, effective January 1, 1987; (3) the Third National Corporation Thrift Plan, effective January 1, 1987; and (4) the Trust Company of Georgia Tax-Credit Employee Stock Ownership Plan, effective January 1, 1985. This merged Plan was previously amended and restated effective as of January 1, 1990, January 1, 1993, January 1, 1997, January 1, 2002, January 1, 2006, April 22, 2009 and January 1, 2010 (reflecting amendments through December 31, 2010).

Although the Plan is named as a 401(k) Plan and includes a cash-or-deferred arrangement under Sections 401(k) and (m) of the Internal Revenue Code (the Code), before 2007 the Plan was always an Employee Stock Ownership Plan (ESOP) under Code Sections 409 and 4975(e)(7) and was designed to invest primarily in employer stock. As an ESOP, the Plan was, in fact, always invested primarily in employer stock. Effective January 1, 2007, the Plan was converted to a Code Section 401(k) Plan with an Employer Stock Fund that constitutes an employee stock ownership plan (ESOP) within the Plan.

Effective January 1, 2002, the Plan was converted to a design-based safe harbor plan that satisfies the ADP safe-harbor requirements set forth in Code Section 401(k)(12) with respect to elective deferrals, and the ACP safe-harbor requirements set forth in Code Section 401(m)(11) with respect to matching contributions. As a safe harbor plan, the Plan is exempt from nondiscrimination testing and from the top-heavy rules. The ESOP portion of the Plan continues to be designed to invest primarily in Employer Stock. The primary purpose of the ESOP is to provide participants with beneficial ownership of Employer Stock. A secondary purpose of the ESOP is to serve as a potential means of corporate finance. The Company may use the ESOP to meet its general financing requirements, including capital growth and transfers in the ownership of Employer Stock. The Plan may receive loans and other extensions of credit to finance the acquisition of Employer Stock.

During 2001 and effective January 1, 2002, the Plan was amended and restated to comply with the Family and Medical Leave Act of 1993, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Jobs Protection Act a/k/a the Pension Simplification Act of 1996, the Taxpayer Relief Act of 1997, the Restructuring and Reform Act of 1998, and the Community Renewal Tax Relief Act of 2000 (effective January 1, 1999), and the Economic Growth and Tax Relief Reconciliation Act of 2001, as of the effective dates stated in various Sections in the Plan that are affected by these amendments.

Effective January 1, 2006, the Plan was restated to incorporate all amendments adopted after December 31, 2001, including amendments that first became effective as of January 1, 2006.

Effective January 1, 2007, the Plan was amended to convert the Plan from an ESOP to a Code Section 401(k) Plan with an Employer Stock Fund that constitutes an ESOP, to bring the Plan into compliance with applicable requirements of the Pension Protection Act of 2006 (the PPA), and to document provisions to assist participants affected by Hurricane Katrina.

The Plan subsequently was amended to adopt automatic enrollment for all eligible employees who begin employment after March 31, 2007; to comply with the PPA requirements for qualified default investment alternatives under ERISA Section 404(c), to increase Employer matching contributions to 100% of the first 5% of compensation deferred effective January 1, 2008; to bring the Code Section 415 provisions into compliance with Final Treasury Regulations effective January 1, 2008; and to provide for the investment of matching contributions according to participant elections for their own deferrals effective January 1, 2009. Effective April 1, 2007, the Plan satisfies both the traditional safe harbor requirements under Code Section 401(k)(12), and the safe harbor requirements for Qualified Automatic Contribution Arrangements (QACAs) under Code Section 401(k)(13). Effective January 1, 2011, the Plan will implement a two-year vesting schedule for eligible employees whose employment begin after December 31, 2010 and will satisfy only the safe harbor requirements for a QACA under Code Section 401(a)(13).

Effective April 22, 2009, the Plan was restated to incorporate all amendments adopted after December 31, 2005. The Plan subsequently was amended to clarify the definition of compensation for purposes of deferrals, the Code Section 415 limitations, and the definition of highly compensated employee; to comply with the HEART Act and certain PPA provisions; to clarify the distribution rules and the rollover rules; and provide for the suspension of required minimum distributions during 2009. Those amendments were incorporated into the January 1, 2010 restatement that was submitted to the Internal Revenue Service with the Company’s request for an updated determination letter.

The January 1, 2010 amendment and restatement also incorporated provisions for Designated Roth Contributions, which provisions were effective January 1, 2011.

The Plan was amended in 2011: (1) to revise the Committee structure, effective July 1, 2011, by establishing two fiduciary committees as follows: the Benefits Plan Committee, chaired by the Chief Human Resources Officer, responsible for the administration and operation of the Plan and the Benefits Finance Committee, chaired by the Chief Financial Officer, responsible for all financial decisions including actuarial assumptions for plan valuations and plan investments; (2) to permit the Employer to make discretionary contributions to the Plan to be determined annually (3) to increase Employer matching contributions to 100% of the first 6% of compensation deferred each effective January 1, 2012 and (4) to provide for a special one-time contribution for certain eligible Participants effective December 31, 2011.

The Plan was amended in 2012, effective January 1, 2013, to limit Participants’ election to have his/her Employee Contributions and Employer Contributions invested in the Employer Stock Fund to 10% of such Contributions.

This January 1, 2012 amendment and restatement incorporates the 2011 and the 2012 amendments and such other amendments as necessary for the administration and operation of the Plan.

Addendum A sets forth provisions that have been in effect for previous periods of the Plan’s history. Special provisions that affect the benefits of Participants who work or worked for acquired or merged entities are described in Addendum B. A listing of the adopting Employers is set forth in Addendum C. The Addenda are integral parts of the Plan.

The rights of all employees who terminated employment with any Employer before the effective dates of the various provisions in this amendment and restatement, and their beneficiaries, will be governed by the Plan as in effect on the employee's termination date, except that account balances of terminated Participants will be administered and distributed in compliance with Plan provisions and applicable law as in effect from time to time. Eligible employees who are in active employment on or after the effective dates of the various provisions in this restatement will be entitled to participate in the Plan and receive benefits payable under the Plan as amended and restated and as further amended from time to time. The Plan fiduciaries will administer the Plan in accordance with applicable laws enacted from time to time, and will implement operational compliance between the effective dates of such laws and the corollary Plan amendment dates.

ARTICLE 1
DEFINITIONS

As used in the Plan, the following words and phrases and any derivatives thereof have the meanings set forth below unless the context clearly indicates otherwise. Definitions of other words and phrases are set forth throughout the Plan. Section references indicate sections of the Plan unless otherwise stated. The masculine pronoun includes the feminine, and the singular number includes the plural and the plural the singular, whenever applicable.

1.1
Accounts means the records the Committee maintains to record the Contributions and attributable gains/losses/expenses allocated to each Participant, and withdrawals and distributions, for accounting purposes only. The Committee will not segregate Plan assets among Accounts.

(a)	Employer Contribution Account means one or more of the following Accounts, which are funded by the Employers:

(1)	Matching Account means the Account to record Matching Contributions allocated to a Participant under Section 3.2.

(2)
Non-Matching Account means the Account to record the balance transferred to this Plan on a Participant’s behalf, as a result of the merger of the Sun Banks, Inc. Employee Stock Ownership Plan and the Trust Company of Georgia Tax-Credit Employee Stock Ownership Plan, or any other merger.

(3)	Merged Plan Account (or Prior Employer Account) means an Account that was transferred to this Plan as part of a Merged Plan and that was funded with Employer Contributions.

(4)	Discretionary Contribution Account means the Account to record Employer Discretionary Contributions allocated to a Participant under Section 3.2.

(b)	Employee Contribution Account means one of more of the following Accounts, which are funded by Employee Contributions, and are fully vested at all times.

(1)
Before-Tax Account means an Account to record the Elective Deferrals that a Participant makes on a before-tax basis under Section 3.1. The Before-Tax Account also will record the Catch-Up Contributions made by eligible Participants (age 50 or older) under Section 3.1.

(2)
Designated Roth Account (or Roth Account) means an Account to record after-tax contributions that a Participant designates as Roth Contributions and makes under Section 3.1 in lieu of Elective Deferrals, which are aggregated with Elective Deferrals for purposes of the Code Section 402(g) limit, Matching Contributions, and the Code Section 415 limit. The Designated Roth Account also will record after-tax Catch-Up Contributions designated as Roth Contributions.

(3)
After-Tax Account means an Account to record the amounts that a Participant previously contributed on an after-tax basis to a Merged Plan. This Plan does not permit after-tax contributions other than Designated Roth Contributions effective January 1, 2011.

(4)
Rollover Contribution Account means an Account to record the before-tax amounts that a Participant rolled over to this Plan from another qualified retirement plan or conduit individual retirement account under Section 3.3.

(5)	Roth Rollover Account means an Account (or sub-Account) to record amounts that a Participant rolled over after 2010 from a Designated Roth Account in another employer’s plan.

1.2
Acquisition Loan means a loan or other extension of credit to the Plan or to the Company on behalf of the Plan, the proceeds of which are used only to purchase Employer Stock or to repay a previous Acquisition Loan.

1.3	After-Tax Account. See the definition of After-Tax Contribution within the definition of Accounts.

1.4
Annual Addition Limit means the limit on the sum of all Contributions allocated to a Participant’s Accounts for a Plan Year, which cannot exceed the lesser of (a) a statutory limit, which is $50,000 for the 2012 Plan Year, and is indexed to the CPI in $1,000 increments under Code Section 415, or (b) 100% of his/her Compensation for the Plan Year. See Subsection 7.2(a).

1.5
Automatic Enrollee (also called Auto-Enrollee) means any Employee who has been automatically enrolled in the Plan under Section 2.1(i). After an Auto-Enrollee elects any change in his/her Automatic Enrollment Percentage, the Plan will no longer treat him/her as an Auto-Enrollee.

1.6
Automatic Enrollment Percentage (also called Auto-Percentages) means the percentage of Compensation that the Plan automatically and uniformly defers before-tax for all Auto-Enrollees, until they elect to defer (before-tax) and/or contribute (after-tax) a different percentage. The Plan uniformly increases the Auto-Percentages at the beginning of each Auto-Enrollee’s Employment anniversary year. The uniform Auto-Percentages are: (a) 3% for the first year (12 months) of participation, (b) 4% for the second year of participation (months 13 – 24), (c) 5% for the third year of participation (months 25 – 36), and (d) 6% for the fourth year and each subsequent year of participation (months 37 and forward).

1.7	Before-Tax Account. See the definition of Before-Tax Account within the definition of Accounts.

1.8
Benefits Committee means, effective July 1, 2011, the Benefits Plan Committee, a non-Board management committee which serves as the Plan Administrator. The membership and responsibilities of the Benefits Committee are described by Article 9.

1.9	Board means the Board of Directors of the Company, or where applicable, the Executive Committee of the Board, as constituted from time to time.

1.10	Catch-Up Contribution. See the definition of Catch-Up Deferrals and/or Catch-Up Roth Contributions within the definition of Contributions.

1.11	Code means the Internal Revenue Code of 1986 as amended from time to time, and regulations and rulings issued under the Code.

1.12
Committee or Committees means, effective July 1, 201, for purposes of Articles 8 and 9, the Benefits Committee or Finance Committee or both, as indicated by the context. Otherwise, except as further amended herein, any reference to the Committee means the Benefits Committee.

1.13	Company means SunTrust Banks, Inc.

1.14	Compensation. Compensation has the following meanings for the following purposes, and is intended to be a safe-harbor definition under Code Section 414(s).

(a)
Contributions. For purposes of determining the amount that each Participant elects to contribute, Compensation means the basic earnings (calculated monthly, weekly or hourly, as applicable) paid by an Employer to an Employee, plus (1) shift differentials; (2) compensation classified on his/her Employer’s payroll as vacation pay or sick pay; (3) draw for a commission Employee; (4) overtime pay; (5) certain bonuses and commissions as reviewed and approved by the Management of Benefits and Compensation; (6) beginning January 1, 2006, non-deferred payments under the SunTrust Management Incentive Plan (MIP) (or any successor plan as determined by the Compensation Committee); (7) salary reduction contributions under Code Sections 401(k), 125 (flexible benefits), and/or 132(f) (parking or transportation, effective January 1, 1999); (8) effective January 1, 2008, above-described amounts paid to a terminated

Participant by the later of 46 days after his/her Termination Date or the end of the Plan Year in which his/her Termination Date occurs, for services performed during his/her Employment (including amounts paid for accrued vacation time, accrued sick time, bonuses, and deferred compensation), which payments would have been paid if he/she had continued Employment; and (9) a back pay award or agreed amount. Compensation excludes (1) other forms of extra compensation; (2) Employer payments for group insurance; (3) payments under this Plan and any other qualified or non-qualified deferred compensation plan; (4) income arising from stock options, stock awards and stock appreciation rights; (5) fringe benefits (except qualified transportation fringe benefits under Code Section 132(f)); (6) expense reimbursements; (7) payments under an Employer’s long-term disability plan; and (8) other forms of indirect payments. Compensation for a Participant who enters the Plan after the beginning of a Plan Year includes only amounts earned after he/she enters the Plan.

(b)	Deductibility of Employer Contributions. See Subsection 3.2(h)(2) for the adjustments in Compensation used to determine the deductibility of Employer Contributions.

(c)
Statutory Limit. Beginning with the 2002 Plan Year, each Participant’s Compensation taken into account for all purposes under the Plan for each Plan Year is limited to the amount permitted under Code Section 401(a)(17), which is $250,000 for the 2012 Plan Year, and which is indexed to the CPI in $5,000 increments. For purposes of Employee Contributions and Matching Contributions, the Plan will not apply the statutory limit on a payroll period basis but rather will apply the limit on a Plan Year basis, in a manner that prevents each Participant from exceeding the Code Sections 402(g) limit, the 415 limit, and the Plan Percentage Limit for each Plan Year. The Plan will not prorate the statutory limit on Compensation for any Participant who participates in the Plan for less than a full Plan Year. See Addendum A for the statutory limits in effect before the 2010 Plan Year.

1.15	Contributions. The Trustee accepts the following Contributions to the Plan:

(a)	Employer Contributions.
The Plan uses the term Employer Contributions to include Matching Contributions and Employer Discretionary Contributions.

(1)
Matching Contributions, means contributions made by the Employers for each payroll period, in an amount equal to 100% of the first 6 percentage points of eligible Employee Contributions made by each Participant for each payroll period in each Plan Year (excluding Catch-Up Contributions). This percentage is designed to comply with the ADP and ACP safe harbor requirements set forth in Code Sections 401(k)(12), 401(k)(13), 401(m)(11), and 401(m)(12) as applicable, and may be changed to the extent necessary to comply with those requirements as in existence from time to time. As soon as practicable after the end of a calendar quarter, or after the end of the Plan Year, the Employers make True-Up Matching Contributions for each Participant whose deferral pattern during the Plan Year caused him/her to receive allocations of Matching Contributions during the Plan Year in an amount less than the maximum amount permitted under the terms of the Plan. Matching Contributions are 100% vested when made during the period January 1 1997 through December 31, 2010. For each Employee whose Employment Date is after December 31, 2010, Matching Contributions are 100% vested after he/she completes two Years of Vesting Service, becomes Disabled or dies.

(2)
Employer Discretionary Contributions means contributions, in addition to Matching Contributions, that may be made by the Employers in such amount and for such classification of Employees as the Company shall determine, in its sole discretion, for the Plan Year. Employer Discretionary Contributions, if any, shall be delivered to the Trustee for deposit in the Trust Fund not later than the time prescribed by federal law (including extensions) for filing the federal income tax return of the Employer for the taxable year in which the Plan Year ends. For each Participant whose Employment Date is prior to January 1, 2011, Employer

Discretionary Contributions are 100% vested when made. For each Participant whose Employment Date is after December 31, 2010, Employer Discretionary Contributions are 100% vested after he/she completes two Years of Vesting Service, becomes Disabled or dies.

(b)	Employee Contributions. The Plan uses the term Employee Contributions to include Elective Deferrals, Roth Contributions, Catch-Up Deferrals, and Catch-Up Roth Contributions.

(1)
Elective Deferrals, means the amounts that each Participant elects to contribute on a before-tax basis under Section 3.1, between 1% and 50% of Compensation for each payroll period in each Plan Year. These percentage limits are designed to comply with the ADP safe harbor requirements set forth in Code Section 401(k)(12), and may be changed to the extent necessary to comply with those requirements as in existence from time to time.

(2)
Roth Contributions, also called Designated Roth Contributions, means the amounts a Participant elects to contribute on an after-tax basis under Code Section 402A and Section 3.1, and irrevocably designates as Roth Contributions, between 1% and 50% of Compensation for each payroll period in each Plan Year when combined with any Elective Deferrals he/she makes. The Plan treats Roth Contributions the same as Elective Deferrals for purposes of the Code Section 402(g) annual dollar limit, Matching Contributions, and the Code Section 415 annual limit on allocations. The Employers treat Roth Contributions as includible in a Participant’s taxable income at the time he/she would have received those amounts in cash if he/she had not made a Roth Contribution. The Plan distributes each Designated Roth Account balance (including investment earnings) on an after-tax basis if it meets the requirements for a Qualified Roth Distribution.

(3)
Catch-Up Deferral and/or Catch-Up Roth Contributions means the additional Deferrals and/or Roth Contributions elected by a Participant who is age 50 or older (as of the end of the Plan Year) and who has met the eligibility requirements under Section 3.1, the amount of which is limited to the annual dollar amount specified in Section 3.1 ($5,500 for the 2012 Plan Year and indexed to the CPI under Code Section 414(v)) and the Plan Percentage Limit for Catch-Up Contributions of Compensation for each payroll period, and which is excluded from the annual Dollar Limit and the Annual Addition Limit. The Plan treats Catch-Up Roth Contributions the same as Catch-Up Deferrals for purposes of the Code Section 414(v) annual dollar limit,

(c)
Rollover Contribution means an amount transferred to this Plan from another qualified retirement plan, conduit individual retirement account or directly from a designated Roth account in another qualified plan under Section 3.3.

1.16
Controlled Group means the Company and each member of the group of corporations or entities that is under at least 80% common control by or with the Company, within the meaning of Code Sections 414(b) and (c) (i.e., common ownership of stock having more than 80% of the total combined voting power of all classes of stock entitled to vote, or more than 80% of the total value of shares of all classes of stock), or is a member of an affiliated service group within the meaning of Code Section 414(m), or is an entity that is required to be aggregated with the Company under Code Section 414(o).

1.17	Designated Roth Account. See the definition of Roth Account.

1.18	Designated Roth Contribution. See the definition of Roth Contribution.

1.19
Disability (or Disabled) means a determination by the claims administrator under the Long-Term Disability Plan provisions in the SunTrust Banks, Inc. Employee Benefit Plan that a Participant is disabled and is eligible to receive benefits under such program. This Plan will not treat a Participant as having a Disability if his/her impairment was caused by his/her military service; his/her commission of a crime or act of war, riot or civil insurrection; or employment with or service for any entity other than an Employer or Controlled Group member.

1.20
Dollar Limit means the maximum dollar amount that any Participant can contribute for any Plan Year under Code Section 402(g), which amount is $17,000 for the 2012 Plan Year and is indexed to the CPI in $500 increments.

1.21
Effective Date means (a) July 1, 1984 for the Prior Plan named the Sun Banks, Inc. SunShare Plan; (b) January 1, 1985 for the Prior Plan named the Trust Company of Georgia Tax-Credit Employee Stock Ownership Plan; (c) January 1, 1987 for the Prior Plan named the Trust Company of Georgia Incentive Compensation Plan; and (d) January 1, 1987 for the Prior Plan named the Third National Corporation Thrift Plan. January 1, 1989 is the Effective Date of the merger of the Prior Plans to form this Plan. The merged Plan was amended and restated effective as of January 1, 1990, January 1, 1993, January 1, 1997, January 1, 2002, January 1, 2006, April 22, 2009 and January 1, 2010. The Effective Date of this amendment and restatement is January 1, 2012, except that certain amendments are effective as of other dates stated within the affected Sections.

1.22	Elective Deferrals. See the definition of Elective Deferrals within the definition of Contributions.

1.23
Employee means, for purposes of eligibility to participate in this Plan, an individual (a) who is employed by an Employer as a common-law employee and is classified as regular full-time, part-time, on-call, prime-time temporary; and (b) who has FICA taxes withheld by an Employer. The group of eligible Employees excludes: (a) members of a unit of employees covered by a collective bargaining agreement between an employee representative and an Employer, unless otherwise provided in the agreement or agreed to by the Employer and the union; (b) leased employees as defined under Code Section 414(n); (c) individuals designated as independent contractors (even if a court or administrative agency determines that such individuals are common-law employees); (d) individuals who are employees on a transition or interim basis in connection with an FDIC assisted purchase of assets of such individual’s employer; (e) individuals who work for an entity that is not in the Controlled Group with SunTrust as determined under Code Section 414(b) and (c); and (f) individuals working in intern, exchange or student-related positions. No individual will be treated as an Employee for any period of service with an Employer before it became a Controlled Group Member. If an Employer or any governmental entity reclassifies an individual who had been classified as not being an eligible Employee, such reclassification will be prospective only, except to the extent the Employer expressly applies the reclassification retroactively.

1.24	Employee Contributions. See the definition of Employee Contributions within the definition of Contributions.

1.25	Employee Contributions Accounts. See the definition of Employee Contributions Accounts within the definition of Accounts.

1.26
Employer means the Company and each Controlled Group member that has Employees who are covered by the Plan as described in Section 2.4. The Employers that participate in this Plan as of January 1, 2012 are listed in Addendum C.

1.27	Employer Contributions. See the definition of Employer Contributions within the definition of Contributions.

1.28	Employer Contribution Accounts. See the definition of Employer Contribution Accounts within the definition of Accounts.

1.29
Employer Stock means common stock of the Company that is readily tradable on an established securities market and is a qualifying employer security within the meaning of ERISA Section 407. Employer Stock may include treasury shares and noncallable preferred stock that is convertible into common stock at any time and at a reasonable price. Preferred stock will be treated as noncallable if there is a reasonable opportunity for conversion after a call. All shares of preferred stock will have voting rights equal to the stock into which they can be converted.

1.30
Employer Stock Fund means the unitized investment fund managed by the Trustee, which holds shares of Employer Stock and cash and/or cash equivalents. The recordkeeper allocates units of the Employer Stock Fund, called Share Units, based on the Fair Market Value of the shares and the cash and cash equivalents in that Fund on the allocation date. The fact that cash and cash equivalents are held in the Employer Stock Fund causes each Share Unit to have a different value than a share of Employer Stock at any given time.

1.31	Employment means the period during which an individual is employed by an Employer, whether or not in a classification that is eligible to participate in the Plan.

1.32
Employment Date means the date on which the Employee first earns Compensation. If an Employee worked for a Controlled Group member immediately before he/she transferred to a participating Employer, the Plan grants credit for eligibility for his/her pre-transfer service.

1.33	ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations and rulings under ERISA.

1.34
ESOP means the Employer Stock Fund, which is an employee stock ownership plan under Code Sections 401(a) and 4975(e)(7) that is designed to invest primarily in the common Stock of the Company, which constitutes qualifying employer securities. The Trustee will have sole discretion to invest the Employer Stock Fund in a combination of qualifying employer securities and sufficient cash to meet the Plan’s liquidity requirements. The ESOP is an integral part of the Plan.

1.35
Excess 402(g) Contributions means the total annual amount of a Participant’s Elective Deferrals and/or Roth Contributions that he/she makes under this Plan for a Plan Year, plus his/her elective deferrals and/or Roth contributions under any other qualified plan, simplified employee pension, simple retirement account, and/or Code Section 403(b) plan (within the meaning of Code Section 402(g)) for any Plan Year, which in the aggregate exceeds the indexed Dollar Limit in effect for each Plan Year ($17,000 for the 2012 Plan Year and indexed to the CPI in $500 increments).

1.36	Fiduciary means any person who is a fiduciary within the meaning of Section 3(21) of ERISA and regulations issued thereunder from time to time.

1.37
Finance Committee means, effective July 1, 2011, the Benefits Finance Committee, a non-Board management committee which serves as the named fiduciary responsible for financial decisions of the Plan. The membership and responsibilities of the Finance Committee are described by Article 9.

1.38	Fair Market Value means, with respect to Employer Stock, the closing price for which the shares traded on the New York Stock Exchange as of the date of determination. If Employer Stock is not traded on the date of determination, Fair Market Value is determined on the most recent day before the date of determination when such shares were traded on the New York Stock Exchange. With respect to each other fund in which Account balances are invested, Fair Market Value means the closing price for which the fund shares traded on the applicable exchange or in the applicable market as of the date of determination or the most recent day before the date of determination when such shares were traded.

1.39	Financed Shares means Shares of Employer Stock acquired with the proceeds of an Acquisition Loan, which may or may not be encumbered by the terms of the Loan.

1.40    Five‑Year Break means five consecutive One‑Year Breaks, which will cause the non vested Participant to lose his/her Matching Contribution Account, and his/her right to restoration of his/her pre‑break Vesting Service if he/she resumes Employment.

1.41	HCE Group means the entire group of Employees who are Highly Compensated Employees (HCEs) for the Plan Year.

1.42
Highly Compensated Employee (HCE) means (a) each Employee who was a 5‑percent owner of any Employer at any time during the current or preceding Plan Year; and (b) each Employee who earned at least the statutory threshold amount under Code Section 414(q) during the preceding Plan Year ($110,000 for the 2011 Plan Year and indexed to the CPI under Code Section 415(d)) and was in the top-paid 20% of all Employees, based on Compensation. The Plan will determine the top-paid group by including all common-law employees in the Controlled Group. To determine the number (but not the identity) of Employees in the top‑paid group, the Plan may exclude Employees who either: (a) are under age 21; (b) have fewer than 6 months of Employment; (c) normally work fewer than 17-1/2 hours per week; (d) normally work no more than 6 months per Plan Year; (e) are included in a collective bargaining unit; or (f) are nonresident aliens with no U.S. source income.

1.43	Matching Account. See the definition of Matching Account within the definition of Accounts.

1.44	Matching Contributions. See the definition of Matching Contributions within the definition of Contributions.

1.45
Merged Plan means a qualified defined contribution plan that was maintained by an Employer or by a predecessor to an Employer before the plan was merged into this Plan. Certain provisions of each Merged Plan that are grandfathered under this Plan are described in Addendum B.

1.46	NCE Group means the entire group of Employees who are Nonhighly Compensated Employees (NCEs) for the Plan Year.

1.47	Non-Highly Compensated Employee (NCE) means an Employee who is not within the HCE Group for the Plan Year.

1.48	Non-Matching Account. See the definition of Non-Matching Account within the definition of Accounts.

1.49
One‑Year Break means a twelve‑consecutive‑month period beginning on the Participant's Termination Date and ending on the first anniversary of that date, during which he/she does not earn any Compensation. For purposes of determining whether an Employee has had a One-Year Break, the Plan will treat a leave protected under the Family and Medical Leave Act of 1993 (FMLA) as a period of active Employment.

1.50
Participant means an Employee who is participating in the Plan under Section 2.1. A Participant will retain his/her status as an active Participant so long as he/she receives Compensation from which he/she makes Employee Contributions.

1.51
Plan means the SunTrust Banks, Inc. 401(k) Plan as set forth in this document and as amended from time to time. The entire Plan is a Code Section 401(k) Plan with an ESOP as an integral part, commonly called a KSOP.

1.52	Plan Administrator means the Benefits Committee.

1.53
Plan Percentage Limit means (a) for Employee Contributions, a whole percentage not less than 1% nor more than 50% of Compensation for each payroll period; and (b) for Catch-Up Contributions, a whole percentage not less than 1% nor more than 25% of

Compensation for each payroll period.

1.54	Plan Year means the calendar year.

1.55	Qualified Automatic Contribution Arrangement (QACA) means the Plan’s automatic enrollment arrangement described in Sections 2.1(i) and 3.1.

1.56
Qualified Domestic Relations Order (QDRO) means a domestic relations order that creates or recognizes the existence of an alternate payee’s right to, or assigns the right to, receive all or a portion of the benefits payable with respect to a Participant, and that satisfies the requirements of Code Section 414(p). See Addendum D for the procedures used in the evaluation of domestic relations orders and the administration of QDROs.

1.57
Qualified Military Service means the period during which a Participant performs service (while on active or inactive duty or training, with the Army, Navy, Air Force, Marines, Coast Guard, Reserves, and/or the Army and/or Air National Guards, Commissioned Corps of the Public Health Service, and any other service designed by Executive Order) that remains protected by the Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA), 38 U.S.C. § 4301 et seq. so that he/she retains statutory reemployment rights. The Participant must resume Employment after his/her honorable discharge, within the time limits prescribed by applicable law for the length of his/her leave, which generally range from immediately after termination of Qualified Military Service to 90 days. As described in specific provisions throughout the Plan, the Plan will treat the Participant as if his/her Employment had not been interrupted by Qualified Military Service, for purposes of the opportunity for make-up Employee and Employer Contributions and Vesting Service, in compliance with Code Section 414(u).

1.58	Qualified Reservist Distribution. See the definition within Section 5.1.

1.59
Qualified Roth Distribution means a non-taxable in-service withdrawal or post-Employment distribution from a Designated Roth Account that is made (1) after a Participant either reaches age 59-1/2, incurs a Disability, or dies, and (2) more than five calendar years after the beginning on the earlier of: (A) the first year for which the Participant made a Roth Contribution under this Plan, or (B) if he/she made a Rollover Contribution to his/her Designated Roth Account, the first year for which he/she made a

Roth Contribution under the 401(k) plan from which the Rollover Contribution was made. The Plan will designate a Qualified Roth Distribution as such, to facilitate the Participant’s or beneficiary’s exemption from federal income tax.

1.60	Rollover Contribution. See the definition of Rollover Contribution within the definition of Contributions.

1.61	Roth Account. See the definition of Designated Roth Account and Roth Rollover Account within the definition of Accounts.

1.62	Roth Contribution. See the definition of Roth Contributions or Designated Roth Contributions within the definition of Contributions.

1.63
Service Center means the SunTrust Service Center (referred to as my HR), which is available for Participants to use to make their Employee Contribution and investment elections and modifications, to request in-service withdrawals and loans, and to request post-Employment distributions.

1.64	Share Units. See the definition of Employer Stock Fund.

1.65
Spouse means the individual to whom a Participant is legally married at the relevant time, provided that the marriage is recognized as legally valid under both the laws of the State in which the Participant resides and the Defense of Marriage Act, 28 U.S.C. § 1738C, and any other federal law that applies to ERISA plans. A Participant’s former spouse is treated as his/her Spouse, and his/her current spouse is not treated as his/her Spouse, to the extent provided under a Qualified Domestic Relations Order.

1.66
Suspense Account means the separate bookkeeping account to hold the Financed Shares acquired with each Acquisition Loan until they are released as described in Subsection 3.4(f), and the dividends paid on such Shares until the dividends are either released or used to repay the Acquisition Loan.

1.67
Termination Date means the date an Employee quits, retires, is discharged or dies. If an Employee fails to timely return to work upon the expiration of an approved paid or unpaid leave of absence, the Termination Date is the first day of the leave, or if later the date that is 2-1/2 months before the date when he/she stopped making Employee Contributions to this Plan. For purposes of distributing Account balances under Article 6, the Termination Date occurs only after a Participant has terminated from all Controlled Group members.

1.68	True-Up Matching Contribution. See the definition of Matching Contribution within the definition of Contributions.

1.69	Trust (or Trust Fund) means the assets of the Plan maintained under the Trust Agreement.

1.70	Trust Agreement means the trust agreement(s) made with respect to the assets of the Plan with the Trustee, as such may be amended from time to time, and which shall constitute a part of this Plan.

1.71	Trustee means the corporation(s), individual(s) or other entity(ies) appointed to administer the Trust, as provided in Article 9.

1.72
Valuation Date means each business day during each Plan Year when the New York Stock Exchange is open for trading, as of which the Trustee will determine the Fair Market Value of the Trust Fund and of each Account, and the recordkeeper will make allocations to Accounts, as provided in Section 4.1. The Committee may establish different allocation dates and/or Valuation Dates from time to time as it considers appropriate.

1.73
Vesting Service (also called Years of Service) means the period beginning on a Participant's Employment Date and ending on his/her Termination Date, subject to the rules stated in this Section. These rules were added to the Plan effective January 1, 2011, the date when a two-year cliff vesting rule applies under Section 3.2 to Employees whose Employment Date occurs after December 31, 2010.

(a)
Computation. The Plan computes Years of Service in whole and partial years, by measuring months from the Employment Date, counting each month as 1/12 year, and giving the Employee credit for a full month for the months in which his/her Employment Date and Termination date occur if he/she receives Compensation for at least one hour in such months. This is the elapsed-time method of counting Vesting Service.

(b)
Leaves of Absence. Except as provided in this Subsection, each Participant is credited with Vesting Service as if his/her status as an Employee had continued during the period of his/her approved leave of absence granted under the Employer's standard, uniformly‑applied personnel policies, but only if he/she resumes active Employment promptly upon the expiration of the approved leave.

(1)
Qualified Military Service. Each Participant receives credit for Vesting Service as if his/her active Employment had continued during the period of his/her Qualified Military Service. For purposes of Vesting Service, the Committee treats a Participant who suspended or terminated Employment as a result of Qualified Military Service and died while performing Qualified Military Service, as if he/she had resumed Employment and then died.

(2)
Parental Leave. Each Participant receives credit for Vesting Service for the period of a parental leave that does not extend beyond 12 months. If the leave continues beyond 12 months, the first anniversary of the date the leave began is the Termination Date for purposes of crediting Vesting Service, and the second anniversary is the Termination Date for purposes of determining when a Break in Service begins. The Plan credits Vesting Service for the period between the first anniversary of the leave date and the date when the Participant resumes active Employment only if that date occurs before the second anniversary. The Termination Date of the Employee who quits, retires, is discharged or dies before the second anniversary of the parental leave is the date such event occurs. A parental leave is an absence from active Employment by reason of pregnancy, childbirth, child adoption, and/or child care immediately following birth or adoption. The Committee treats the leave as any other absence unless the Employee timely provides to the Committee all information reasonably required to establish that the absence constitutes a parental leave.

(3)
Disability. Vesting Service includes the period beginning on the date when a Participant incurs a Disability and ending on the earliest of the date on which he/she recovers from the Disability, attains Normal Retirement Age, or dies.

(4)
Other Leaves of Absence. Vesting Service includes a period of absence approved under the Employer's standard, uniformly applied personnel policies. Vesting Service includes a period of unapproved absence only if the Participant resumes Employment within one year after the Termination Date.

(c)
Employment with a Controlled Group Member. Each Employee receives credit for Vesting Service for the period of his/her Employment with any Controlled Group member, whether or not it has adopted the Plan, beginning on the later of the date the member became part of the Controlled Group, or the Employee’s hire date with the Controlled Group member.

(d)
Period Before an Employer Adopted the Plan. Except as provided otherwise in Addendum B, each Participant who worked for an entity before it became a Controlled Group member, will receive credit (for purposes of vesting and eligibility) for his/her period of service with the entity before it became a Controlled Group member, as if the rules described in this Section had applied to the entity for such period. However, such Participants will not receive credit for any period when they worked for any part of the Employer (parent, subsidiary, branch, division, etc.) that did not become a Controlled Group member. Each Participant who participated in a Merged Plan will receive credit for his/her pre-merger service that is at least as great as the service he/she had earned under the merged plan as of the merger date.

(e)
Credit for Employment Before a Five‑Year Break. A non-vested Participant who incurs a Five‑Year Break loses all his/her credit for Vesting Service earned before the Five‑Year Break. A vested Participant retains all his/her credit for Vesting Service regardless of the number of One-Year Breaks.

(f)	Service Spanning. If an Employee terminates Employment for any reason and resumes Employment within 12 months, the Plan includes his/her period of termination in Vesting Service.

(g)
Change from Covered Classification. If a covered Employee loses his/her status as such, the Plan will continue to grant Vesting Service so long as he/she remains in the service of any Controlled Group member.

1.74	Year of Service. See the definition of Vesting Service.
ARTICLE 2
ELIGIBILITY

2.1	Eligibility.

(a)	Automatic Enrollment.

(i)
Each Employee is automatically enrolled in the Plan as of the first day of the second calendar month after his/her Employment Date, unless he/she timely submits an election not to participate, or to contribute a percentage other than the automatic percentage described in Section 3.1. If an Employee elects not to participate when first eligible, he/she may later make a participation election in the manner and by the deadline announced by the Committee from time to time. Effective January 1, 2011, the Plan will automatically enroll all non-participating eligible Employees, unless they have previously made an affirmative election not to participate and the election is still in effect. The Plan treats as Auto-Enrollees all employees who have been automatically enrolled and have not made any change to their Auto-Percentages.

(ii)
Employer Discretionary Contributions. Each Employee shall be eligible to participate in the Plan with respect to Employer Discretionary Contributions as of the first day of the second calendar month after his/her Employment Date.

(b)	Participation in Another Controlled Group Plan. No Employee who actively participates in another defined contribution plan qualified under Code Section

401(a) and maintained by any Controlled Group member will be eligible to participate in this Plan until he/she is no longer eligible to receive new contributions under such other plan.

(c)
Mergers and Acquisitions. Unless the Committee provides otherwise, or as otherwise required by the terms of a transaction, individuals who become Employees as a result of a merger or acquisition and are not active participants in another defined contribution plan qualified under Code Section 401(a) and maintained by any Controlled Group member, will be automatically enrolled as new Employees.

2.2	Participation Upon Reemployment. The Plan does not require or permit rehired Participants to repay any previous distribution.

(a)
Vested Participant. A rehired vested Participant will be eligible to resume making Employee Contributions as of the date he/she resumes Employment, and will be automatically enrolled in the Plan unless he/she timely submits an election not to participate or to contribute a percentage other than the Auto-Percentage, in the manner and by the deadline announced by the Committee from time to time. He/she will continue to be vested in new allocations of Matching Contributions and Employer Discretionary Contributions.

(b)
Non-Vested Participant. If a rehired Participant was not previously vested, he/she will be automatically enrolled as of the first day of the second calendar month after the date when he/she resumes Employment, unless he/she she timely submits an election not to participate or to contribute a percentage other than the Auto-Percentage, in the manner and by the deadline announced by the Committee from time to time. The Plan will reinstate his/her previous Vesting Service unless he/she has incurred a Five-Year Break, and will make a deemed repayment of the deemed distribution of his/her non-vested Matching Account and Employer Discretionary Contributions balance under Section 3.2.

(c)
Non-Participating Employee. If a nonparticipating terminated Employee resumes Employment before he/she incurs a Five‑Year Break, the Plan will reinstate his/her pre-break Employment for purposes of eligibility and vesting. If such Employee resumes Employment after he/she incurs a Five‑Year Break, the Plan will not reinstate credit for his/her previous Employment. He/she will be eligible to begin participating in the Plan under Section 2.1 as if he/she were a new Employee.

2.3
Leased Employees and Independent Contractors. A leased employee is an individual who is not employed by the Employer but has performed services for the Employer on a substantially full-time basis for at least 12 consecutive months, under the Employer’s primary direction or control and pursuant to an agreement between an Employer and a leasing organization. Leased employees are treated as Employees to the extent required under Code Section 414(n), but are not eligible to participate in this Plan. If a leased employee becomes an Employee, the Plan gives him/her credit for eligibility and Vesting Service for the period when he/she worked as a leased employee. However, the Plan does not give such credit if (a) the leased employee was covered by a money purchase pension plan sponsored by the leasing organization, with nonintegrated employer contributions at least equal to 10% of compensation as defined in Code Section 414(n)(5)(C), and immediate participation and vesting, and (b) leased employees constitute no more than 20% of the Controlled Group's nonhighly compensated employees. An individual receives no credit under this Plan for time worked as an independent contractor of an Employer. If a court or administrative agency determines that an individual whom an Employer has not designated as an Employee is in fact a common-law employee, he/she will not receive credit for any purpose under the Plan until the date when the Committee designates him/her as an eligible Employee under this Plan.

2.4
Participating Employers. Except as otherwise specifically provided in this Plan, each Controlled Group member is treated as an Employer for any period when the Controlled Group member is shown on SunTrust’s master payroll books and records as an Affiliate that can make contributions, or for which contributions are made, on behalf of the Affiliate’s Employees to provide coverage under employee benefit plans sponsored by the Company, unless either (a) the Controlled Group member is excluded by resolution executed by the Plan Committee, or (b) the Controlled Group member maintains another qualified defined contribution plan to which employer or employee contributions are currently being made. Any special provisions that apply to a Controlled Group member, as an Employer under the Plan, are set forth in Addendum B. An Affiliate ceases to be a participating Employer when it loses its status as a Controlled Group member. Notwithstanding the preceding, Company 100 will not be treated as an Employer under the Plan and individuals employed by Company 100 are not eligible to participate in this Plan. Company 100 is a wholly-owned subsidiary of the Company, which serves as the employer for certain interim employees who are hired to work only for a short transition period.
ARTICLE 3
CONTRIBUTIONS

3.1
Employee Contributions – Elective Deferrals and Roth Contributions. Effective January 1, 2002, the Plan is a safe harbor plan that accepts only Employee Contributions that meet the safe harbor requirements under Code Section 401(k)(12), and Matching Contributions that meet the safe harbor requirements under Code Section 401(m)(11). Effective January 1, 2011, the Plan is a Qualified Automatic Contribution Arrangement that also complies with Code Sections 401(k)(13) and 401(m)(12). Effective January 1, 2011, the Plan accepts Roth Contributions and, except for purposes of taxation, treats such after-tax Roth Contributions the same as before-tax Elective Deferrals. Where the same rules apply to before-tax deferrals and after-tax Roth contributions, the Plan uses the term Employee Contributions to include Elective Deferrals, Roth Contributions, Catch-Up Deferrals and Catch-Up Roth Contributions. Rules that were in effect before the Plan became safe harbor, and that will resume effectiveness if the Plan should lose safe harbor status for any Plan Year (which rules will be updated to comply with all applicable laws in effect at such time), are set forth in Addendum A, including the annual nondiscrimination (ADP and ACP) tests that applied to Contributions before 2002.

(d)	Amount Permitted.

(1)
Plan Percentage Limit. Each Participant may elect the whole percentage of his/her Compensation that he/she wishes to contribute to the Plan in each payroll period as Elective Deferrals (before-tax) and/or Roth Contributions (after-tax), in the aggregate, not less than 1% nor more than 50%.

(2)
Automatic Enrollment Percentages. For each Auto-Enrollee, the Plan automatically defers the initial 3% Auto-Percentage on a before-tax basis, and increases the Auto-Percentage as of each of his/her Employment anniversary dates, until he/she either makes a change in his/her Auto-Percentage or reaches the maximum Auto-Percentage of 6% of Compensation.

(3)
Limitations on Amount. The amount of any Participant’s Employee Contributions may be limited for any Plan Year to avoid exceeding the Dollar Limit, the Annual Addition Limit, and/or the Plan Percentage Limit for the Plan Year.

(e)
Before-Tax and/or After-Tax Employee Contributions. Each Participant may elect whether to make his/her Employee Contributions as Elective Deferrals, Roth Contributions, or a combination of both. After an Employee Contribution is deducted from a Participant’s Compensation, he/she may not elect to transfer any amount from his/her Designated Roth Account to his/her Before-Tax Account, and vice versa.

(1)
Elective Deferrals. The Employers deduct Elective Deferrals from each affected Participant’s Compensation, exclude the deducted amount from his/her taxable earnings for federal income tax purposes and, if applicable, for state income tax purposes, and include such amounts in his/her earnings for purposes of FICA and Medicare taxes. Upon distribution, Elective Deferrals and investment earnings are subject to federal income tax and are not subject FICA/Medicare tax.

(2)
Roth Contributions. The Employers include Roth Contributions in each affected Participant’s taxable earnings at the time he/she would have received such amount in cash if he/she had not made a Roth Contribution.

(3)
Rules for Employee Contributions. Each Participant’s election to make Elective Deferrals and/or Roth Contributions is irrevocable as of the deadline announced by the Committee for Participants to change their elections for the next payroll period. The Plan will separately account for Elective Deferrals and Roth Contributions and attributable investment earnings, and will specify whether any amount withdrawn in-service or distributed after termination is taken from the Participant’s Before-Tax Account and/or Designated Roth Account, or from his/her Rollover Account and/or Roth Rollover Account.

(f)
Special Pay. To the extent that the payroll system fails to identify as eligible Compensation items of special pay such as those that relate to changes in status (terminations, transfers, etc.) and payroll corrections, elections may not apply to such pay.

(g)
Catch-Up Contributions. Eligible Participants may elect to make Catch-Up Deferrals (before-tax) and/or Catch-Up Roth Contributions (after-tax) for a Plan Year, under the rules set forth in this Subsection (d). Where the same rules apply to both types of contributions, the Plan document uses the term Catch-Up Contributions to include before-tax deferrals and after-tax Roth contributions.

(1)
Eligible Participants. To be eligible to make Catch-Up Contributions for a Plan Year, a Participant must have reached age 50 or must be projected to reach age 50 before the end of the Plan Year, and must have made Elective Deferral and/or Roth Contributions up to the Dollar Limit, the Annual Addition Limit, or the Plan Percentage Limit for regular Employee Contributions.

(2)
Annual Catch-Up Contribution Limits (Statutory and Plan Limits). The Catch-Up Contribution limit in effect for the 2012 calendar year is $5,500; the annual limit is indexed to the CPI in $500 increments under Code Section 414(v). The Plan Percentage Limit for Catch-Up Contributions is a whole percentage of the Participant’s Compensation that he/she wishes to contribute to the Plan in each payroll period as

Catch-Up Elective Deferrals (before-tax) and/or Catch-Up Roth Contributions (after-tax), in the aggregate, not less than 1% nor more than 25%.

(3)
Exclusion of Catch-Up Contributions from Plan Limits. For each Plan Year, the Plan excludes Catch-Up Contributions from the Dollar Limit, the Annual Addition Limit, the Plan Percentage Limit for Elective Deferrals and/or Roth Contributions, and the maximum tax-deduction limit under Section 3.2.

(4)
Procedure. An eligible Participant who wishes to make Catch-Up Contributions must make his/her election in the manner and by the deadline announced by the Committee from time to time. He/she must elect the Catch-Up Contribution within the Plan Percentage Limit for Catch-Up Contributions, and must designate the percentage that will be contributed as Catch-Up Deferrals and/or as Catch-Up Roth Contributions. The elected percentage for Catch-Up Contributions will apply to any subsequent increases or decreases in Compensation. After a Participant who has elected to make Catch-Up Contributions has made Elective Deferrals and/or Roth Contributions up to the Dollar Limit, the Annual Addition Limit, or the Plan Percentage Limit for Elective Deferrals and/or Roth Contributions for that Plan Year, the Plan automatically converts any additional Employee Contributions to Catch-Up Contributions at his/her elected percentage. Each election will remain in effect until the Participant modifies or revokes it. When a Participant’s Catch-Up Contributions reach a statutory or Plan limit, the Plan will suspend his/her Catch-Up Contribution election until the following Plan Year and, unless otherwise announced by the Committee, the suspended Catch-Up Contribution election will automatically reactivate unless the Participant has previously elected to modify his/her election or to cease participation in the Plan. A Participant may modify or change his/her Catch-Up Contribution election in accordance with the rules for modifying an election for regular Employee Contributions as described in Subsections (h) and (i) below.

(5)
Recharacterization of Disqualified Catch-Up Contributions. If a Participant elects to make Catch-Up Contributions for a Plan Year, and the Plan allocates his/her designated Catch-Up Contributions to his/her Employee Contribution Account, but his/her Elective Deferrals and/or Roth Contributions for the Plan Year fail to reach one of the Plan limits or statutory limits described in Subsection 3.1(b), the Plan will recharacterize his/her Catch-Up Contributions as Elective Deferrals and/or Roth Contributions (as applicable), to the extent permitted by the Plan’s percentage limit and the statutory limits. If the Committee discovers that a Participant was not eligible to make Catch-Up Contributions, the Committee will direct the Trustee to refund any amount that should not have been contributed.

(6)
Matching Contributions. The Employers do not make Matching Contributions throughout the Plan Year on amounts designated as Catch-Up Contributions, except those that are recharacterized as regular Employee Contributions and become eligible for a Matching Contribution under the terms of the Plan. If any Participant receives Matching Contributions on less than the first 6% of his/her Compensation that he/she contributes for a Plan Year including his/her Catch-Up Contributions, the Plan will make a True-Up Matching Contribution for him/her.

(h)
Make-Up Contributions After Qualified Military Service. The Employers permit each Participant who resumes active Employment after an unpaid Qualified Military Service leave to elect to make special Employee Contributions in an amount up to the maximum amount he/she could have contributed if he/she had remained in Employment during his/her period of leave. Each make-up Employee Contribution will be subject to the Dollar Limit, the Annual Addition Limit, and the Plan Percentage Limit, as in effect for the Plan Year to which the Employee Contribution relates. The Committee will permit the Participant to make his/her special Employee Contributions during the period beginning on the date when he/she resumes Employment and continuing for a period equal to the lesser of three times the length of his/her Qualified Military Leave, or five years. The amount of his/her special Employee Contributions will be based on the Compensation he/she would have received if he/she had remained in active Employment, at his/her rate of pay in effect when he/she began his/her leave. If that pay rate cannot be determined with certainty, the Committee will treat him/her as having Compensation equal to the amount he/she received during the 12-month period preceding his/her leave, or during the entire period of his/her Employment if shorter than 12 months. The Plan will treat make-up Roth Contributions as having been made in the Plan Year designated by the reemployed veteran Participant.

(i)	Vesting. All Employee Contributions, and all earnings allocated to Employee Contribution Accounts, are fully vested at all times.

(j)
Initial Election to Contribute. An Employee who is not an Auto-Enrollee and wishes to begin participating, must make his/her Employee Contribution election in the manner and by the deadline announced by the Committee from time to time. The Participant must properly complete the enrollment procedures, including submission of his/her election form and completion of any other forms as may be required by the Committee from time to time. Participation elections and modifications and revocations will be implemented as soon as administratively possible. Each election will remain effective until the Participant modifies or revokes it or ceases to be an eligible Employee. The elected percentage for Elective Deferrals and/or Roth Contributions will apply to any subsequent increases or decreases in Compensation. When a Participant’s Employee Contributions reach a Plan or statutory limit for a Plan Year, the Plan will suspend his/her election until the first day of the following Plan Year and will automatically reactivate it unless he/she has elected to modify his/her election or cease participation. A Participant who is eligible to make Catch-Up Contributions under Subsection 3.1(d) and has elected to make the maximum amount of Employee Contributions for the Plan Year, may also elect to make Catch-Up

Contributions in the manner and by the deadline announced by the Committee from time to time.

(k)
Modification. A Participant who has elected to contribute a percentage of his/her Compensation as his/her Employee Contributions may modify his/her election by submitting a new election to have a higher or lower percentage deducted from his/her Compensation as Elective Deferrals, and/or Roth Contributions effective January 1, 2011, in the manner and by the deadline announced by the Committee from time to time. The Committee may announce special procedures for Catch-Up Contributions from time to time. Each modification will remain in effect until a new election is properly made.

(l)
Cessation. A Participant may elect to cease making Employee Contributions by electing a 0% deferral rate on his/her modification election. An eligible Employee who has elected to cease Employee Contributions may resume making Employee Contributions by submitting a modification election in the manner and by the deadline announced by the Committee from time to time, and the election will become effective as of the applicable payroll date, provided that he/she remains an eligible Employee as of the effective date of the modification election.

(m)
Committee Administrative Rules. The Committee may from time to time establish and uniformly apply administrative rules governing elections, including rules regarding administrative procedures for Participants and beneficiaries, the frequency with which elections may be modified or revoked, and deadlines for submitting elections.

3.2	Employer Contributions.

(a)
Matching Contribution. For each payroll period, the Employers will contribute a combination of cash, and/or Employer Stock to be used to purchase Employer Stock, and/or will release Employer Stock from the Suspense Account under Subsection 3.4(f), as the Company determines necessary to align each required Employer Contribution with the Participants’ investment elections then in effect. If a Contribution is made in shares of Employer Stock, the shares will have a Fair Market Value equal to the amount that would be contributed if cash had been used.

(1)
Amount. Effective January 1, 2012, the Employers will make a safe harbor Matching Contribution in an amount equal to 100% of the amount of each Participant’s Elective Deferrals and/or Roth Contributions up to 6% of his/her Compensation for each payroll period during each Plan Year. The Plan allocates Matching Contributions to Matching Accounts as soon as practicable after the end of each payroll period for which they are made. The Employers do not make Matching Contributions for Rollover Contributions or Catch-up Contributions except as set forth in Subsection 3.1(d)(6).

(2)
True-Up Matching Contributions. As soon as practicable after the end of a calendar quarter, or after the end of the Plan Year, the Employers make True-Up Matching Contributions for each Participant whose deferral pattern during the Plan Year caused him/her to receive allocations of Matching Contributions in an amount less than the maximum amount permitted under the terms of the Plan.

(b)
Employer Discretionary Contributions. The Employers may elect for any Plan Year to make an Employer Discretionary Contribution. The Employer Discretionary Contribution for a Plan Year shall be allocated to eligible Employees (as defined in Subsection 2.1(a)(i)) or to such classification of eligible Employees as the Employers shall determine, who—

(1)	are Employees on the last day of the Plan Year; or

(2)
who cease to be Employees during the Plan Year by reason of (i) death (ii) termination of Employment because of a reduction in force (i.e., they received severance pay from their Employers pursuant to the SunTrust Banks, Inc. Severance Pay Plan), (iii) termination of Employment after attainment of the Early Retirement Age (age 55 and the completion of 5 years of Vesting Service), or (iv) due to a Disability incurred during the Plan Year.

The Plan allocates Employer Discretionary Contribution as a uniform percentage of the eligible Employee’s Compensation and will be credited to the eligible Employee’s Discretionary Contribution Account.

(c)
Special One-Time Employer Discretionary Contribution. The Employers will make a one-time special Employer Discretionary Contribution for the Plan Year ending December 31, 2011 in an amount equal to 5% of Compensation on behalf of eligible Employees who (1) have completed twenty (20) years of Vesting Service (or Benefit Service as defined in the SunTrust Banks, Inc. Retirement Plan) or (2) have completed ten (10) years of Vesting Service (or Benefit Service as defined in the SunTrust Banks, Inc. Retirement Plan) and satisfy the “Rule of 60” (the sum of age and service equals or exceeds 60) as of December 31, 2011. Each such eligible Employee must be an Employee on December 30, 2011 or must have ceased being an Employee on account of one of the reasons set forth in Subsection 3.2(b)(2) above.

(d)	Investment of Matching and Employer Discretionary Contributions.

(4)
Matching Contributions. Matching Contributions are invested according to each Participant’s investment election in effect for his/her Employee Contributions on the allocation date, unless he/she makes a separate election to have any Matching Contributions invested in one or more other available investment options. The Matching Contribution portion of each loan repayment is invested according to the Participant’s election in effect for his/her Matching Contributions at the time when each repayment is made. For a Participant who does not have an investment election in effect, the Plan will invest his/her Matching Contributions in a QDIA fund.

(5)	Employer Discretionary Contributions. Employer Discretionary Contributions, if any, will be invested according to each Participants’

investment election in effect for his/her Matching Contributions (whether it is the election in effect for his/her Employee Contributions if he/she made a separate election with respect to his/her Matching Contributions). If an eligible Employee is credited with an Employer Discretionary Contribution but does not otherwise have an Account under the Plan, the eligible Employee may make an election to have any Employer Discretionary Contributions invested in one or more available investment options. For an eligible Employee who does not have an investment election in effect, the Plan will invest his/her Employer Discretionary Contributions in a QDIA fund.

(e)
Vesting and Forfeitures. Each Employee whose initial Employment Date is prior to January 1, 2011 is 100% vested in his/her Employer Contributions.  Each Employee whose Employment Date is after December 31, 2010, or who resumes Employment after that date and is not previously vested, will be 100% vested in his/her Matching Account balance or his/her Discretionary Contribution Account balance on the earlier of the date he/she has completed two Years of Vesting Service regardless of his/her age or has incurred a Disability, or on his/her date of death. If a Participant terminates Employment before he/she is vested in his/her Matching Account balance or his/her Discretionary Contribution Account balance, the Plan will make a deemed distribution of such balances as of the Termination Date, and will permanently forfeit the balance as of the date he/she incurs a Five-Year Break. If such Participant resumes Employment before incurring a Five-Year Break, the Plan will make a deemed repayment as of the date he/she resumes Employment. The Plan will use forfeitures to pay the Plan’s administrative expenses and/or as part of Matching Contributions or Employer Discretionary Contributions, in the same or next following Plan Year(s). Regardless of whether a Participant is vested in his/her Matching Account or Discretionary Contribution Account, he/she is always 100% vested in the dividends paid on the Share Units held in his/her Accounts.

(f)
Make-Up Contributions After Qualified Military Leave. The Employers will make special Matching Contributions for each of their Participants who returns to Employment from unpaid Qualified Military Leave and contributes the make-up

Employee Contributions described in Section 3.1. The Employers will make a special Employer Discretionary Contribution for each eligible Employee who returns to Employment from unpaid Qualified Military Leave for any Plan Year the Employers made an Employer Discretionary Contribution while such eligible Employee was on unpaid Qualified Military Leave. The Compensation used to determine the Employer Discretionary Contribution will be calculated in the same manner as set forth in Section 3.1(e). Each Matching Contribution relates to the Plan Year for which the make-up Employee Contribution is made and each Employer Discretionary Contribution relates to the Plan Year the Employer Discretionary Contribution was originally made and are subject to the percentage-of-Compensation limit and Code Sections 402(g) and 415 limits in effect for that Plan Year. The Committee will not allocate investment earnings to the make-up Contribution for the period of leave.

(g)
Acquisition Loan Repayments. For each Plan Year when the ESOP has an out- standing Acquisition Loan, the Employers will contribute at least the amount necessary to amortize the Acquisition Loan in accordance with its payment terms.

(h)
Exclusive Benefit of Participants. All Employer Contributions are irrevocable when made and will not revert to the Employers, except as provided otherwise in this Plan. All Employer Contributions and attributable earnings will be used for the exclusive benefit of Participants and their beneficiaries and for paying the reasonable expenses of administering the Plan.

(i)	Contributions Limited to Tax Deductible Amounts.

(1)
Acquisition Loan Principal Repayments. The Employers may contribute an annual amount that does not exceed 25% of the Compensation of all Participants for the Plan Year if the Trustee uses the entire Contribution to repay principal on an Acquisition Loan, no later than the extended due date of the Employer’s federal income tax return for the fiscal year in which ends the Plan Year for which the Contribution is made. The Employers may deduct, without any limitation, the portion of their annual Contributions that the Trustee used to repay interest on any

Acquisition Loan. The Employers may also deduct all dividends paid on allocated or unallocated Employer Stock held under in the Employer Stock Fund, to the extent that the dividends are either (A) made available or paid in cash to Participants within 90 days after the end of the Plan Year in which paid under Subsection 4.1(c), or (B) used to repay an Acquisition Loan the proceeds of which were used to acquire the Employer Stock on which the dividend is paid. The dividend deduction will be taken in the Employer’s taxable year when the dividend is declared and made available to Participants, or is used to repay the Acquisition Loan.

(2)
Employer Contributions. Effective January 1, 2002, the Employers limit their Contributions for each Plan Year so that the total annual amount does not exceed 25% of the Compensation of all of their Employees for each Plan Year, when combined with Employee Contributions and with Employer contributions under all other qualified plans maintained by Controlled Group members, or such other limit as may be specified in Code Section 404(a) from time to time. This deduction is in addition to the deductions described above. For this purpose, Compensation includes Employee Contributions, but Employee Contributions do not count toward the 25% limit.

(3)
Effect on Deductibility of Contributions to other Plans. No Employer’s federal income tax deductions for its Contributions used to repay Acquisition Loans will reduce the deduction limits applicable to its contributions to any other defined contribution or defined benefit plan.

3.3	Rollover Contributions.

(a)
Eligible Rollover Distribution. For purposes of this Section, an Eligible Rollover Distribution means a payment received by an Employee from another qualified plan or conduit individual retirement account (IRA) as described in Treas. Regs. Section 1.402(c)-2, Q & A No. 3, i.e., it is either (1) a lump sum payment, or (2) a payment other than one that is part of a series of substantially equal periodic payments, made at least annually, over a period of at least 10 years, or over the lifetime or life expectancy of the Participant or the joint lifetimes or life expectancies of the Participant and his/her named beneficiary. The Committee will not treat as an Eligible Rollover Distribution: (1) any distribution required under Code Section 401(a)(9); (2) any corrective refund of employee contributions to any plan; (3) any hardship withdrawals; (4) any distributions from any plan that is not qualified under Code Sections 401(a) and 501(a) (including but not limited to simplified employee pension (SEP) plans and simple retirement accounts); (5) after-tax contributions distributed from any qualified or non-qualified plan, or (6) ESOP dividends received as a result of a Code Section 404(k) election.

(b)
Roth Contributions. The Plan will accept a rollover from a Designated Roth Account in another plan to a Participant’s Roth Rollover Account in this Plan, only if it is a direct rollover from a retirement plan that is qualified for tax-exempt status under Code Sections 401(a) and 501(a), and only if the funds are from an Eligible Rollover Distribution. The Plan will not accept a rollover from any Roth IRA.

(c)
Rollover or Direct Plan Transfer. An Employee who receives an Eligible Rollover Distribution may roll over all or part of the distribution to the Trust, if the Committee determines that it complies with the requirements described in this Section. The Committee may accept the distribution as a direct plan-to-plan transfer. An Employee can make a Rollover Contribution before he/she completes his/her eligibility period under Section 2.1, or before he/she elects to participate, and will have his/her Rollover Contribution as his/her sole interest in the Plan until he/she begins making Employee Contributions.

(d)
Timing. A rollover must be made within 60 days after the Employee receives the Eligible Rollover Distribution, except to the extent that the IRS permits a longer period under the Participant’s circumstances.

(e)	Required Information. The Committee will adopt such procedures, and may require such information from the Employee who desires to make a Rollover Contribution, as it considers necessary to determine whether the proposed rollover or direct plan transfer will meet the requirements of this Section. The Committee may require the Employee to submit a written certification that he/she received his/her Eligible Rollover Distribution from another qualified plan or from a conduit IRA. Upon approval by the Committee, the Rollover Contributions will be deposited in the Trust Fund and will be credited to the Employee’s Rollover Account.

(f)
Prohibited Rollovers and Transfers. The Committee will not accept Rollover Contributions from any plan that is subject to the joint and survivor annuity requirements set forth in Code Sections 401(a)(11) and 417, unless the Employee’s Spouse consented in writing to the distribution from such plan in a manner that complies with the spousal consent requirements prescribed under Code Sections 401(a)(11) and 417. The Committee may require the Employee to submit a written certification that he/she received his/her distribution from a qualified plan that either was not subject to the spousal consent requirements or contained an exemption for his/her distribution, or that his/her Spouse properly consented to the distribution. The Plan will not accept the rollover of loans or any property other than cash and SunTrust common stock, except as provided in Addendum B.

(g)
Refund of Prohibited Rollovers. If the Committee discovers that a Participant has made a Rollover Contribution to the Plan that fails to comply with this Section or with any applicable law, the Committee will refund the Contribution and all earnings attributable to it as soon as practicable.

(h)
Reliance on Employee’s Representations. The Committee will in good faith rely on the representations made by an eligible Employee in his/her application to make a Rollover Contribution and will not be held accountable for any misrepresentation of which it did not have actual knowledge.

3.4	Acquisition Loans. The Company may from time to time authorize and direct the Trustee to make an Acquisition Loan, either to purchase Employer Stock or to repay a previous Acquisition Loan. No proceeds from any Acquisition Loan may be used for any other purpose.

(a)
Eligible Lenders. The Trustee may make Acquisition Loans from any financial institution or other entity it considers appropriate, including a party in interest as defined in ERISA Section 3(14), or a disqualified person as defined in Code Section 4975(e)(2). A party in interest and/or disqualified person may guarantee any Acquisition Loan.

(b)	Loan Terms. Each Acquisition Loan will be for a specific term, and will bear a reasonable rate of interest. No Acquisition Loan will be payable upon demand except after a default.

(c)
Repayment. The Trustee will repay the principal and interest due on each Acquisition Loan, first from dividends paid on the Financed Shares, and after all such dividends have been used for repayment, from Employer Contributions made to repay the Acquisition Loan, and then from other earnings attributable to Employer Contributions made to repay the Acquisition Loan, according to directions from the Finance Committee. To the extent permitted by the terms of the Acquisition Loan, the Finance Committee may direct repayment more rapidly than specified in the amortization schedule, subject to the limitations on releasing Financed Shares described in Subsection (f).

(d)
Collateral and Security. The Trustee may use as collateral to secure any Acquisition Loan the Financed Shares acquired with the proceeds. The Trustee will not pledge any Plan assets other than Financed Shares as collateral for an Acquisition Loan. No lender will have recourse against any Plan assets other than Financed Shares that remain subject to pledge at the time of default. No Employer Stock acquired with the proceeds of an Acquisition Loan may be subject to a put, call or other option, or buy‑sell agreement or any similar arrangement while held by the Plan, or when distributed from the Plan. This restriction will continue to apply after the Acquisition Loan has been repaid and will apply even if the ESOP has ceased to be an ESOP under Code Section 4975(e)(7).

(e)
Suspense Account. The Trustee will maintain a separate Suspense Account to hold the Financed Shares acquired with the proceeds of each separate Acquisition Loan, whether or not the shares are encumbered under the terms of the Loan. Pursuant to directions from the Finance Committee from time to time, the Trustee either will hold the dividends paid on the Financed Shares in the Suspense Account until they are released as described in Subsection (f), or will use the dividends to repay the Acquisition Loan.

(f)
Release of Financed Shares from Suspense Account. The Trustee will release Financed Shares from each Suspense Account under one of the following methods, which method will be determined by the Finance Committee for each Acquisition Loan. The Financed Shares released from the Suspense Account for each Plan Year will be allocated, on the basis of Fair Market Value as of the release date, to Matching Accounts under Section 3.2. To determine the number of Financed Shares to be released for each Plan Year from each Suspense Account, the Trustee will multiply the number of Shares held in the Suspense Account by one of the fractions described below. The Finance Committee will structure each Acquisition Loan so that the number of Financed Shares to be released for each Plan Year is expected not to exceed the number needed to meet the Matching Contribution obligation for investments in the Employer Stock Fund. If the Finance Committee determines that the number of shares required to be released for any Plan Year is greater than the number that can be used to meet such Matching Contribution obligation, the Finance Committee may forego the Plan’s status as a safe harbor plan for that Plan Year, or may protect the Plan’s status as a safe harbor plan, either by restructuring the loan (to the extent permitted by Department of Labor guidelines), or by making additional Contributions. The Finance Committee may direct the Employers to make additional Contributions either as a uniform percentage of Compensation for all eligible Employees, including those who have not made Employee Contributions for the Plan Year, or may make additional Matching Contributions in a uniform rate.

(1)
Principal-Only Payment Method. Under this method, the fraction will be the ratio of the amount of principal repaid for the Plan Year over the amount of principal to be repaid for the current and all future Plan Years. Under this method, annual principal payments must be made at least as rapidly as level payments over the loan term, which cannot exceed ten years, including renewals and extensions, and the portion of each repayment treated as interest may not exceed the payment amount that would be treated as interest under standard loan amortization tables.

(2)
Principal-and-Interest Method. Under this method, the fraction will be the ratio of the amount of principal and interest repaid for the Plan Year over the amount of principal and interest to be repaid for the current and all future Plan Years. The Plan will use this method for any Acquisition Loan that has a flexible repayment schedule.

(g)
Default. Upon the default on an Acquisition Loan, the Trustee will transfer to the lender Plan assets equal in value to the amount of the defaulted balance. Upon the default on an Acquisition Loan from a party in interest as defined in ERISA Section 3(14), or a disqualified person as defined in Code Section 4975(e)(2), the Trustee will transfer to such lender only the number of Financed Shares necessary to meet the repayment schedule of the Acquisition Loan.

3.5
Purchase and Sale of Employer Stock. Unless the Company imposes restrictions otherwise, the Trustee may purchase Employer Stock from any source, but may not pay more than Fair Market Value for any share. The Trustee may purchase either outstanding shares, newly-issued shares, or treasury shares. To the extent that the Trustee needs to obtain cash for distributions, the Trustee may sell Employer Stock on the New York Stock Exchange or to the Company.

3.6
Transfer to the Trustee. As of the earliest date when Contributions reasonably can be segregated from the Employers’ general assets, the Employers will transfer to the Trustee, the amounts withheld for all of their Participants during the payroll periods ending in that month, but in no event later than the 15th business day of the month following the month in which Employee Contributions are withheld. The Employers will transfer their Employer

Contributions to the Trustee as soon as practicable after the end of the payroll period for which they are made, but no later than the extended due date of the Company’s federal income tax return for the fiscal year that ends in the Plan Year for which the Contribution is made. However, Employer Contributions that the Trustee uses to repay an Acquisition Loan will be made no later than 60 days after the end of the Plan Year for which the repayment is used to release and allocate shares from the Suspense Account.

3.7
Elective Account Transfers. The Committee may permit Participants to elect to make voluntary transfers of Account balances from another qualified defined contribution plan of the same type into this Plan, if the transfers are associated with either a corporate transaction (e.g., a merger or acquisition) or a change in a Participant's employment status (e.g., a transfer from another employer, whether or not it is a Controlled Group member). The Committee will allocate the transferred accounts to corollary Accounts in this Plan. This Plan will not be obligated to protect benefits that were provided in the transferor plan, i.e., the Code Section 411(d)(6) anti-cutback rules do not apply. After December 31, 2001, the Committee will not permit this type of transfer for any eligible rollover distribution if the Participant can elect a direct rollover of his/her entire Account balances.

ARTICLE 4
ALLOCATIONS

4.1	Adjustments to Account Balances.

(j)
Regular Valuation Dates. As of each Valuation Date, the Trustee will determine the Fair Market Value of the Trust Fund. As soon as practicable after the Trustee receives the Employers’ payroll data and other relevant records, the recordkeeper or the Trustee will adjust the Account balances of each Participant to reflect his/her allocations of Contributions, withdrawals and payments from his/her Accounts, and investment gains or losses and expenses.

(k)	Administrative Fees. The Plan may charge reasonable and uniform administrative fees to Participant Accounts.

(l)	Dividends on Employer Stock. The Plan will use dividends issued on

Employer Stock acquired with an Acquisition Loan and held in a Suspense Account, to repay any outstanding balance on that Acquisition Loan. Effective January 1, 2002, the Plan will maximize the Company’s tax deductions available under Code Section 404(k) by permitting Participants and beneficiaries to elect whether to receive the dividends declared on the Share Units allocated to the portion of their Accounts that is [are] invested in the Employer Stock Fund in a cash payment to be made no later than 90 days after the end of the Plan Year in which the dividends were paid, or to reinvest them in the Employer Stock Fund. The Plan will provide the elections in a manner that permits Participants and beneficiaries reasonable time to make their elections with respect to each dividend declaration. The Plan will honor each Participant’s and beneficiary’s election as in effect on the record date for that dividend. The elections for each quarterly dividend become irrevocable on the record date for the dividend, unless the Committee has timely established and communicated a different irrevocability date. The Plan treats elections as evergreen so that each election remains in effect until a Participant or beneficiary affirmatively elects to change it. Participants and beneficiaries may change their dividend elections at any time for dividends to be declared after the submission date of the change request. The Plan treats any Participant or beneficiary who fails to make an affirmative election as if he/she had elected to reinvest his/her dividends in the Employer Stock Fund. The Plan will not distribute any earnings on any dividends that are reinvested in Employer Stock and subsequently distributed pursuant to an election under this Section. Beginning in 2003, the Plan will decrease elected cash distributions to reflect any losses attributable to the dividend between the record date and the distribution date.

(m)
Valuations Binding. In determining the value of the Trust Fund and the individual Accounts, the Trustee and the Committee will exercise their best judgment, and all determinations of value will be binding upon Participants and their beneficiaries.

(n)
Statement of Account Balances. As soon as practicable after the end of each calendar quarter, the Committee will provide to each Participant and beneficiary for whom an Account is maintained a statement showing all allocations to and distributions and withdrawals from his/her Accounts, and the current value of his/her Accounts. In its discretion, the Committee may provide statements more frequently than quarterly.

(o)
Correction of Administrative Mistakes. The Committee will take reasonable steps to ensure that the Plan document is in compliance with all applicable laws as in effect from time to time, and to ensure that the Plan is administered as written. If the Committee discovers that a material mistake has been made in an Account balance or a Contribution, or discovers any other mistake that affects any Participant’s or beneficiary’s rights under the Plan, it will correct the mistake as soon as practicable. The Committee may, in its sole discretion, take such action as necessary or appropriate to correct the mistake, including such correction procedures allowed by the Internal Revenue Service (IRS), the Department of Labor (DOL), or described below. If the Committee discovers an error related to Employee Contributions, it will correct the error, either by implementing increased payroll deductions, or by refunding any excess amount, or by re-allocating Employee Contributions, as may be needed to put the affected Participant in the same position he/she would have enjoyed if the error had not occurred. If the Committee discovers an error related to Employer Contributions, it may recommend that the Employers make Contributions, and/or to reallocate Employer Contributions, as may be needed to put the affected Participant in the same position he/she would have enjoyed if the error had not occurred. If the Committee determines that the burden or expense of seeking recovery of an overpayment or correcting an error would be greater than is warranted under the circumstances, it may forego recovery or other correction efforts, to the extent permitted under applicable IRS or DOL guidance. The Committee may make de minimis variances from Plan provisions, to the extent any such variance would comply with applicable qualification requirements if it were set forth in a written provision of the Plan.

(p)	Return of Employer Contributions. Employer Contributions will be returned to the affected Employers under the following circumstances:

(1)	Mistake of Fact. Employer Contributions made by a mistake of fact will be returned to the affected Employer(s) within one year after such Contribution was made.

(2)	Nondeductible. All Employer Contributions are conditioned upon their deductibility under Code Section 404 and will be returned to the affected Employer(s) within one year after any disallowance.

4.2	Investments.

(i)
Investment Funds. From time to time, the Finance Committee will direct the Trustee to make available one or more funds for the investment of Account balances as elected by each Participant or beneficiary. The Finance Committee will timely describe the investment funds that are available from time to time, in written notices to Participants and beneficiaries. The investment funds selected by the Finance Committee are in addition to the Employer Stock Fund, which the Plan sponsor has established as an integral ESOP feature of the Plan design.

(j)
Compliance with ERISA Section 404(c). The Committee will administer the Plan in a manner to comply with ERISA Section 404(c). Participants will be permitted to exercise control over the investment of their Accounts, so that Plan fiduciaries shall not be liable for any loss that results from any Participant’s exercise of control.

(k)
Employer Stock Fund. Although the Employer Stock Fund, as an ESOP, is designed to hold qualifying employer securities as the primary investment, the Employer Stock Fund may also hold cash and other liquid investments in such amounts as the Trustee considers necessary to meet the Fund’s liquidity requirements and to pay reasonable administrative expenses of the Fund. The Plan has no obligation to invest such amounts.

(l)
Investment Elections. Participants must make their investment elections in the manner and by the deadline announced by the Committee from time to time. The Service Center will issue a written confirmation of each election that it receives.

(4)
Initial Election. As of the date he/she enters the Plan, a Participant may elect to have the aggregate balances in his/her Employee Contribution Accounts, and Employer Contribution Accounts invested among the available investment funds in 1% increments.

(5)
Failure to Elect. The Trustee will invest the Account balances of any Participant who fails to timely submit a properly completed election form in accordance with this subsection. Effective April 1, 2007, the Trustee will invest 100% of the allocations to such Participant’s Accounts in a fund that meets the statutory requirements for a qualified default investment alternative (QDIA) under ERISA Section 404(c), i.e., life-cycle funds, balanced funds, and/or professionally managed funds.

(m)
Change in Investment Election. Each Participant may change his/her investment election for the balance(s) in his/her existing Employee Contribution Account(s) and/or Employer Contribution Accounts, in 1% increments, as of any Valuation Date. Reinvestment elections for existing balances will become effective as of the Valuation Date when made, if the Participant completes his/her investment election no later than the daily time deadline. Otherwise, the election will become effective as of the next following Valuation Date. Notwithstanding any other provision in the Plan, if the Employer Stock Fund does not have sufficient cash to execute a Participant’s election to transfer out of the Employer Stock Fund, the Trustee may pend the trade until it receives the proceeds from the sale of the Participant’s stock and use Fair Market Value on the date of sale to execute the election, and will have no liability for doing so. The Committee will establish and publish to Participants from time to time the daily time deadlines by which elections must be completed and the related effective dates.

(n)
Insider Trading Rules. The Committee may enforce rules that restrict Participants who are insiders under Rule 16b-3 of Section 16 of the Securities Exchange Act of 1934, from engaging in certain discretionary transactions relating to the Employer Stock Fund that would trigger the short-swing profit recovery rules. Discretionary transactions may include (1) elective distributions (in-service withdrawals and loans that require liquidation of shares held in the Employer Stock Fund), and (2) investment elections that involve transfers to and from the Employer Stock Fund.

(o)
Fund Transfer Restrictions. To prevent an adverse impact on the investment returns available to all Participants in the Plan, the Committee may impose restrictions on short-term trading into and out of all or any of the available investment funds, as it considers appropriate. Unless the Committee announces otherwise, if a Participant transfers money out of certain funds, he/she cannot transfer money back into that same fund for at least 46 days. The 46-day restriction does not apply to transfers into a fund. After a Participant transfers into a fund, he/she can transfer out of that same fund at any time. If a Participant requests multiple transfers out of a fund, the 46-day limit is based on the last date he/she transferred money out of the fund. The 46-day re-investment restriction does not prevent Participants from investing in any of the funds, or from changing their investment elections, or from taking loans or withdrawals. In its discretion, the Committee may revise these rules. In their discretion, the Committee or the Trustee may impose any other SEC or stock market requirements on trades as they consider appropriate and in the best interest of the Plan and/or Participants.

(p)
Diversification Elections. Effective January 1, 2007, all Participants may elect to diversify the investment of their Matching Account balances into any one or more investment funds available under the Plan. See Addendum A for the rules in effect before 2007.

(q)
Reinvestment of Earnings. All dividends, capital gains distributions and other earnings attributable to the Account balances invested in each investment fund will be reinvested in that investment fund, except to the extent that dividends on Employer Stock are paid currently to Participants who elect to cash out their dividends under Subsection 4.1(c).

(r)	Investment Expenses. All expenses of each investment fund will be paid from that fund, to the extent not paid directly by the Employers.

(s)	Special Election Rules.

(1)
In General. The Committee may permit (1) investments in increments greater or lesser than 1%, (2) other investment funds, (3) other election filing dates, and/or (4) any other variance from these rules as it considers appropriate, under regulations adopted by the Committee, published to Employees, and uniformly applied.

(2)
Employer Stock Fund. Effective January 1, 2013, a Participant’s election to have his/her Employee Contributions and Employer Contributions invested in the Employer Stock Fund will be limited to 10% of such Contributions. A Participant’s reinvestment elections for existing balances are not so limited.

4.3
Voting Rights. Each Participant will have the right to direct the Trustee as to the manner in which the Employer Stock represented by the Share Units held in his/her Accounts will be voted. The Trustee will vote combined fractional shares of Employer Stock represented by the Share Units in the manner that most closely reflects Participants’ direction. The Trustee will refrain from voting the shares of Employer Stock represented by Share Units held in the Accounts of Participants who fail to give directions, except as required by any applicable law. The Trustee will vote unallocated shares of Employer Stock in the Suspense Account in the manner that the Trustee determines to be in the best interest of Participants and beneficiaries. For voting purposes, each Participant will be a named fiduciary with respect to the Employer Stock represented by the Share Units allocated to his/her Account. Proxy material and other voting information will be provided to Participants and the Trustee that is identical to that provided to other stockholders.

4.4
Tender Offers. If the Trustee receives any information or material that reasonably indicates a tender offer is being made to holders of Employer Stock, the Committee will furnish such information or material to each Participant whose Accounts are invested in the Employer Stock Fund, together with a form on which the Participant can confidentially direct the Trustee whether to tender the Employer Stock represented by his/her Share Units or take any other solicited action with respect to the Employer Stock represented by his/her Share Units. The Trustee will tender combined fractional shares of Employer Stock represented by the Share Units in the manner that most closely reflects Participants’ direction. The Trustee will refrain from tendering the shares of Employer Stock represented by Share Units held in the Accounts of Participants who fail to give directions, except as required by any applicable law. The Trustee will tender unallocated shares of Employer Stock in the Suspense Account in the manner that the Trustee determines to be in the best interest of Participants and beneficiaries. For each Participant who sells the Share Units held in his/her Accounts, the Trustee will reinvest the proceeds according to his/her current investment election, unless he/she elects otherwise under Subsection 4.2(e). For purposes of any tender offer, each Participant will be a named fiduciary with respect to the Employer Stock represented by the Share Units held in his/her own Accounts.
ARTICLE 5
IN-SERVICE WITHDRAWALS AND LOANS

5.1
Withdrawals Without a Hardship. An in-service withdrawal is one made while the Participant is still in Employment and before he/she has had a distribution event as described in Section 6.1. Unless the Committee directs otherwise, withdrawals are paperless transactions. The Participant must contact the Service Center and specify the amount or percentage of his/her available Account balances to be withdrawn. The Trustee will issue payment of the amount withdrawn as promptly as practicable after approval of the request.

(t)	Types of In-Service Withdrawals. Hardship withdrawals are described in Section 5.2. The other types of withdrawals that can be made in-service are as follows.

(1)
In-Service Withdrawal from After-Tax Account. Each Participant may withdraw all or part of his/her After-Tax Account balance as of any Valuation Date during his/her Employment. Withdrawals made from an After-Tax Account will be made in the following order: (1) After-Tax Contributions made before 1987, without any earnings; and (2) After-Tax Contributions made after 1986 and a pro rata share of earnings credited to his/her After-Tax Account both before and after 1986.

(2)
In-Service Withdrawal from Rollover Account. Each Participant may withdraw all or part of his/her Rollover Account balance and/or Roth Rollover Account balance as of any Valuation Date during his/her Employment.

(3)	In-Service Withdrawal After Age 59-1/2. At any time after any Participant reaches age 59-1/2, he/she may withdraw all or part of any of his/her Account balances.

(4)
In-Service Withdrawal at Age 70-1/2. Beginning in the calendar year when an active Participant reaches age 70-1/2, he/she may elect either to begin receiving payment of his/her Account balances or to continue deferring payment until he/she retires. The Plan will pay to any active Participant who is a 5-percent owner of the Company, the minimum annual amount required under Code Section 401(a)(9) for each year beginning in the year when he/she reaches age 70-1/2, with payments beginning no later than April 1 of the following year.

(5)
Qualified Reservist Distribution. The Committee will permit a Participant to make a Qualified Reservist Distribution if he/she is a member of a military reserve component as defined in 37 U.S.C. § 101 and is ordered or called to active duty after September 11, 2001 for a period in excess of 179 days or for an indefinite period. An eligible Participant may receive a Qualified Reservist Distribution during the period beginning on the date of his/her order or call to duty, and ending on the date when his/her period of active duty ends. The Committee will provide the Participant a notice that, (1) at any time within two years after the end of his/her active duty, he/she may make one or more contributions to an IRA in an aggregate amount not to exceed the amount of his/her Qualified Reservist Distribution; (2) the dollar limitations otherwise applicable to IRA contributions do not apply; (3) he/she may not take an income tax deduction for the IRA contribution; and (4) Qualified

Reservist Distributions are not subject to the 10% early withdrawal penalty tax.

(u)
Designated Roth Account. The Plan permits in-service withdrawals from Designated Roth Accounts, whether or not the Participant has met the requirements for a Qualified Roth Distribution. Any withdrawal from a Designated Roth Account that is not a Qualified Roth Distribution, will consist of a pro-rata share of Roth Contribution amounts (basis) and investment earnings; the earnings are included in the Participant’s taxable income for the year when earnings are received. See Section 6.3 for the rules governing distributions from Designated Roth Accounts.

(v)
Available Amount. The amount available to the Participant who makes an in-service withdrawal will be based on his/her available Account balances (minus any outstanding loan balance) determined as of the Valuation Date on which the withdrawal request is processed. Except as provided in Addendum B, Participants cannot withdraw Employer Contributions that were made under a Merged Plan, or any investment earnings credited to such Contributions after 1988. Participants cannot withdraw any Employer Contributions unless such contributions are 100% vested in accordance with Subsection 3.2(e).

(w)
Order of Withdrawal from Accounts. The Committee will determine and publish to Participants from time to time the order in which each type of in-service withdrawal will be made from Participant Accounts.

(x)
Pro Rata Withdrawals from Investment Funds. In compliance with directions from the Committee with respect to the order of withdrawal from Accounts, the recordkeeper will subtract each in-service withdrawal pro rata from the investment funds in which the Account balances available for the withdrawal are invested. The recordkeeper will determine the amount to be subtracted from each investment fund by multiplying the amount of the withdrawal by the ratio of the amount invested in each investment fund to the total aggregate available Account balances.

(y)	Withdrawals of Money Purchase Plan Balances. A Participant may withdraw any portion of his/her Account balance that is attributable to employer contributions to a Merged Plan that was a money purchase plan, at any time after he/she reaches normal retirement age (age 59-1/2 for this purpose). The married Participant who makes a withdrawal from such Account (before or after his/her Termination Date) must have his/her Spouse’s written consent in compliance with Subsection 6.7(b).

5.2
Hardship Withdrawals. The active Participant who wishes to make a hardship withdrawal during his/her Employment must complete an application that specifies the amount to be withdrawn. The Participant must provide a written explanation of the reasons for the withdrawal and such other information as the Committee may request. The Trustee will issue payment of the amount withdrawn as promptly as practicable after approval of the request. No Participant who has terminated Employment, and no beneficiary, will be eligible to make a hardship withdrawal.

(h)
Available Amount. The amount withdrawn may not exceed the actual expenses incurred or to be incurred by the Participant because of his/her hardship, plus (as part of the same withdrawal) the reasonably estimated amount of taxes and penalties he/she must pay on the withdrawal. The sum of the Participant's outstanding loan balance under Section 5.3 (if any), plus the amount of his/her hardship withdrawal, may not exceed his/her total aggregate available Account balances determined as of the hardship withdrawal date. The Participant may withdraw, to the extent applicable for him/her: (1) the dollar amount of his/her Elective Contributions made after 1992 (excluding earnings); (2) the dollar amount in his/her Designated Roth Account; (3) the dollar amount of his/her Elective Contributions made under a Merged Plan (excluding earnings accrued after 1988); and (4) his/her Non-Matching Contributions that were made after 1988 (excluding earnings and amounts attributable to a money purchase pension plan) and that have been maintained in the Plan for at least 24 months.

(i)
Events Creating Immediate and Heavy Financial Need (Events Test). The Participant may make a hardship withdrawal only if he/she incurs a hardship that creates an immediate and heavy financial need that he/she cannot meet without the withdrawal. Effective January 1, 2006, a hardship withdrawal must be necessitated by one of the following events, the first six of which are safe-harbor and the seventh of which requires a facts-and-circumstances determination by the Committee:

(1)
Expenses for, or necessary to obtain, medical care for a Participant, Spouse, qualifying child, or qualifying relative, which would be deductible under Code Section 213(d) if determined without regard to whether medical expenses exceed 7.5% of adjusted gross income.

(2)	Costs directly related to the purchase of the Participant's principal residence, (including land purchase and all construction costs, and excluding mortgage payments).

(3)
Payment of tuition, related educational fees, and room and board expenses, for up to the next 12 months of post-secondary education (including trade school) for the Participant, Spouse, qualifying child or qualifying relative.

(4)	Payments necessary to prevent eviction of the Participant from his/her principal residence, or foreclosure on the mortgage on his/her principal residence.

(5)	Payments for burial or funeral expenses for the Participant’s deceased Spouse, qualifying child or qualifying relative.

(6)
Expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165, determined without regard to whether the loss exceeds 10% of adjusted gross income.

(7)	Any other catastrophic financial hardship that the Committee determines to have consequences similar in severity to the events listed above, and that make the withdrawal necessary for the safety or well‑being of the Participant, his/her Spouse, qualifying child or qualifying relative.

For purposes of this Subsection, the terms qualifying child and qualifying relative have the meanings stated in Code Section 152 and/or any other applicable law as in effect from time to time. As of the date of this restatement, a qualifying child may be the Participant’s natural, adopted or step child, foster child, sibling, or a descendant of any such person; he/she must share the Participant’s residence for more than half the year, must be younger than the Participant and under age 19 (or under age 24 if a full-time student, or any age if totally and permanently disabled). Any other dependent must be a qualifying relative (natural, adoptive or step parent, in-law, child, grandchild, sibling, niece, nephew, aunt, uncle, or unrelated individual who shares the Participant’s residence as a member of the household) who receives over half of his/her support from the Participant; it is irrelevant that such relative files a joint tax return with his/her spouse.

(j)
Withdrawal Necessary to Meet Need (Needs Test). The Committee uses the safe harbor rules for the Needs Test, and will treat a withdrawal as necessary to meet the immediate and heavy financial need if the following requirements are met:

(3)	Amount Needed. The amount withdrawn cannot exceed the amount of the need.

(4)
Loans and Dividends. The Participant must obtain all other available withdrawals, distributions and nontaxable loans under all qualified and nonqualified plans maintained by his/her Employer, if any, unless he/she provides evidence satisfactory to the Committee that the loan repayments would cause an additional hardship. The Participant will not be required to obtain commercial loans. The Participant must elect to receive a cash payment for any dividends that are currently available under Subsection 4.1(c).

(5)
Suspension. After the Participant receives his/her hardship withdrawal, the Committee will suspend his/her Employee Contributions to this Plan and his/her contributions to or deferrals under any other qualified or nonqualified cash or stock plan maintained by any Employer for a period of 6 months.

(k)	Nondiscrimination.
The Committee will determine the existence of the Participant's immediate and heavy financial need and the necessity for the withdrawal to meet the need, in a uniform and nondiscriminatory manner.

(l)	Reliance on Participant's Representations.
The Committee will in good faith rely on the representations made by the Participant in his/her application for the hardship withdrawal and will not be held accountable for any misrepresentation of which it did not have actual knowledge.

5.3	Loans. The Committee will grant loans in a uniform and nondiscriminatory manner, subject to the following rules.

(a)
Application and Eligibility. The Participant who wishes to make a loan from his/her Account during his/her Employment must complete and submit an application that specifies the amount to be borrowed, in the manner announced by the Committee from time to time. No Participant may receive a loan after he/she terminates Employment, and no beneficiary is eligible for a loan. The Committee may deny a Participant’s loan application if he/she failed to repay a previous Plan loan according to the repayment schedule. Any Participant who, on or after January, 2004, has defaulted on the outstanding balance of a previous loan, will not be eligible to make a loan.

(b)
Available Amount. The Participant may request a loan from the aggregate balances in his/her Accounts. The total principal amount of the Participant's outstanding loans may not exceed the lesser of (1) 50% of his/her aggregate Account balances as of the date the loan is approved, or (2) $50,000. If he/she has an outstanding loan balance, the $50,000 limit is reduced by an amount equal to his/her highest outstanding balance during the 12 months immediately preceding the date when his/her loan is made, minus his/her current outstanding balance (i.e., his/her total principal repayments during the past 12 months). The minimum amount of each loan will be $1,000.00, unless the Committee has published another limit.

(c)
Order of Account Liquidation. Unless the Committee determines that a different order is appropriate, the Trustee acquires the cash proceeds to make each loan by liquidating the Participant's Accounts in the following order, to the extent applicable for him: (1) Rollover Account; (2) Matching Account; (3) Non-Matching Account; (4) Merged (Prior Employer) Account; (5) Before-Tax Account; (6) After-Tax Account; (7) Roth Account; and (8) Discretionary Contribution Account. Unless the Committee determines that a different method is appropriate, the Plan subtracts the proceeds of each loan pro rata from the investment funds in which the Account balances are invested.

(d)
Loan Origination Fees. The Plan deducts an origination fee from the proceeds of each loan, in the amount stated in the Summary Plan Description as in effect from time to time or in another type of Participant communication. The Plan also deducts the fees for any required state documentary stamps or Uniform Commercial Code (UCC) filing fees. Early repayment of a loan does not result in reimbursement of any of the fees. Effective January 1, 2004, the Plan does not deduct an origination fee from the proceeds of a loan made to a Participant who is on a Qualified Military Service leave.

(e)	Frequency of Loans. Each Participant is eligible to have no more than two outstanding loans at any one time.

(f)
Interest. Each loan bears interest at a reasonable rate established by the Committee from time to time on the basis of rates currently charged by commercial lenders. The Plan charges interest on loans in a uniform and nondiscriminatory manner. Effective January 1, 2004, for any period when a Participant is on a Qualified Military Service leave, he/she may submit a written request to the Committee to charge an interest rate not greater than 6% (or such other rate prescribed by the Servicemembers Civil Relief Act or other applicable law) on any loan that he/she has outstanding during that period (see Subsection (k) below).

(g)
Security. Each loan is secured by the Participant's pledge of the balances in his/her Accounts from which his/her loan is made. The Committee treats each loan as an investment of the Participant's borrowed Account balances and credits his/her principal and interest payments to the Accounts from which his/her loan proceeds were taken. Principal and interest repayments are invested according to the Participant's investment election in effect as of the date each repayment is made.

(h)
Term. Each loan is for a term not exceeding five years, except that the term may extend up to 10 years if the loan proceeds are used to purchase the Participant's principal residence (including land purchase and construction costs). Effective January 1, 2004, if the Plan suspends the repayment obligation of any Participant who takes a Qualified Military Service leave, the Committee extends the term of a loan made to such Participant by a period equal to the period of his/her loan suspension. The Plan does not extend the term of any loan for any Participant who is not on a Qualified Military Service leave, except as provided in subsection (l) below.

(i)	Repayment.

(6)
Payroll Deduction for Active Participant. So long as the Participant earns Compensation, he/she must make his/her loan repayments by payroll deductions in equal amounts throughout the term of the loan. The amount of each repayment must be at least $25, or such other minimum amount as may be established by the Committee and stated in the Summary Plan Description as in effect from time to time or in another type of Participant communication.

(7)
Inactive Participant. The Participant who has an outstanding loan balance when he/she terminates, retires, or begins an unpaid leave, either may repay his/her outstanding balance in full, or may continue to make his/her scheduled loan repayments, by personal check or other cash equivalent, not less frequently than monthly. The Trustee may charge a fee for processing each repayment. The Committee treats a Disabled Participant as being in Employment and on an authorized unpaid leave.

(j)
Default. If the Participant fails to timely repay his/her loan, by the end of the calendar quarter following the calendar quarter in which such failure occurs, the Committee will declare a default of the entire outstanding balance, but will not deduct any portion of the defaulted balance from his/her Before-Tax Account unless he/she has terminated Employment or become Disabled. If the Participant has terminated or become Disabled, the Committee will treat the defaulted loan as a deemed distribution and will issue a Form 1099-R for the year in which the default occurs. If he/she has not terminated or become Disabled, the Committee will treat the defaulted loan as a deemed distribution except for the portion that was loaned from his/her Before-Tax Account, which cannot be distributed until his/her Disability or Termination Date. The Committee will hold the canceled note in the Participant’s Before-Tax Account as a non-income-producing investment until he/she becomes Disabled or terminates employment, and will then reduce his/her Before-Tax Account balance by the amount of the defaulted loan balance attributable to that Account.

(k)
Suspension of Repayments During Qualified Military Service Leave. Each Participant may elect to suspend his/her loan repayments while he/she is on unpaid Qualified Military Service leave. The five-year maximum repayment period will be extended by the length of the suspension. Effective January 1, 2004, for any period when a Participant has as active unpaid Qualified Military Service leave, he/she may submit a written request to the Committee, with a copy of his/her call-up and/or extension orders, to charge an interest rate not greater than 6% (or such other rate prescribed by the Servicemembers Civil Relief Act or other applicable law). If the Participant fails to submit his/her written request before his/her loan repayments resume, the Committee will charge the rate stated in his/her promissory note. The Participant may submit his/her request at any time within 180 days after his/her termination or release from Qualified Military Service; if his/her repayments have resumed when he/she submits his/her request the Committee will make the appropriate adjustment. For any period when a Participant receives full Compensation from his/her Employer while on Qualified Military Service leave, the Plan will charge the interest rate stated in his/her promissory note.

(l)
Suspension of Repayments During Unpaid Leave of Absence. Each Participant may elect to suspend his/her loan repayments for a period up to 12 months while he/she is on an unpaid leave of absence, other than a Qualified Military Service leave. This suspension will not extend the original term of the loan beyond five years, and the amount of each repayment due after the leave ends or after the first year of the leave, will not be less than the repayment amount required under the terms of the original loan. The Participant must make a balloon payment before the end of the original loan in the amount of the suspended repayments plus accrued interest.

(m)
Loans from Money Purchase Plan Balances. The married Participant who borrows any portion of his/her Account balance that is attributable to employer contributions to a Merged Plan that was a money purchase plan, must have his/her Spouse’s written consent in compliance with Subsection 6.7(b).

(n)
Revisions to Loan Rules and Procedures. The Committee may in its discretion revise the rules and procedures that govern Plan loans, as it considers appropriate for administrative and/or compliance purposes.

5.4
Direct Rollover. The Committee permits Participants to implement direct rollovers of their in-service withdrawals to the extent permitted under the rollover rules in Article 6. Withdrawals required under Code Section 401(a)(9), hardship withdrawals made after December 31, 1998, and loan proceeds are not eligible for rollover.

5.5

ARTICLE 6
POST‑EMPLOYMENT DISTRIBUTIONS

6.1	Distribution Events.

(m)
Termination of Employment or Disability. A Participant who terminates Employment for any reason or incurs a Disability, will be eligible for either immediate (not earlier than the 46th day after his/her Termination Date) or deferred payment of his/her aggregate Account balances. The Participant must contact the Service Center and apply for payment, and must provide all requested documentation. The Trustee will issue payment as soon as practicable after the Committee approves the distribution request. The Committee will treat a Participant who transfers to a related entity that is not within the Company’s 80% Controlled Group, as having terminated Employment for distribution purposes, even if he/she continues working in the same position and same location for the new employer, if assets are not transferred from this Plan to a plan maintained by the new employer, and the new employer does not maintain this Plan.

(n)
Death. If a Participant dies with any Account balances, the Plan will pay his/her balances to his/her beneficiary(s) under the rules stated in this Article 6. The beneficiary(s) must contact the Service Center and apply for payment, and must provide all requested documentation. The Trustee will issue payment as soon as practicable after the Committee approves the distribution request.

(o)
Employer-Initiated Transfer. The Company may merge this Plan with another qualified defined contribution plan that is maintained by a Controlled Group member. The Company may spin off a portion of this Plan and direct the Trustee to transfer affected Participant’s Account balances to another employer’s qualified plan. The Plan is not required to obtain Participant consent for such transactions. The transferee plan must protect all benefits that are required to be protected under Code Section 411(d)(6), e.g., optional forms of payment.

(p)	Employee-Initiated Voluntary Direct Transfers (Change in Employment Transfer). The Committee may permit Participants to elect to make voluntary transfers of Account balances from this Plan, if the transfers are associated with either a corporate transaction (e.g., a merger or acquisition) or a change in a Participant's employment status (e.g., a transfer to another employer, whether or not it is a Controlled Group member, that has not adopted the plan in which the Participant originally participated). It is not necessary for the transferee plan to protect benefits that were provided in the transferor plan, i.e., the Code Section 411(d)(6) anti-cutback rules do not apply. This type of direct transfer is not available for an eligible rollover distribution for which the Participant can elect a direct rollover of his/her entire Account balances.

(q)
Plan Termination. If the Plan terminates in part or in whole, and the Committee directs payment of benefits to affected Participants and beneficiaries, distributions will be made only in lump sum payments. The installment option will not be available for distributions made on account of Plan termination. However, the Plan will not make distributions under this Subsection if an Employer maintains a Successor Plan. For this purpose, Employer means an entity that is a Controlled Group member on the effective date of the Plan termination. Successor Plan means any other defined contribution plan maintained by the same Employer, excluding ESOPs and simplified employee pensions (SEPs), that exists at any time during the period beginning on the Plan termination date and ending 12 months after the final distribution date of all assets from the terminated Plan. However, if at all times during the 24-month period beginning 12 months before the Plan termination date, fewer than 2% of the Participants in this Plan are eligible under the Successor Plan, that plan will not be treated as a Successor Plan.

(r)
Qualified Military Service. If a Participant is called to active Qualified Military Service for more than 30 days, the Plan will treat him/her as having terminated Employment for purposes of his/her eligibility to receive a distribution of his/her Employee Contributions. A Participant who elects a distribution will be suspended from making Employee Contributions for a period of 6 months after the distribution.

6.2	Amount of Payment. The Participant or beneficiary will receive his/her payment(s)

based on the amount of his/her Account balances (minus any outstanding loan balance) determined as of the Valuation Date on which the payment request is processed.

6.3	Distributions from Designated Roth Accounts.

(a)
Qualified Roth Distribution. To facilitate each affected Participant’s right to claim an exemption from federal income tax, which is the purpose for Roth Contributions, the Plan will designate each Qualified Roth Distribution as such. A Qualified Roth Distribution is a withdrawal from a Designated Roth Account that is not subject to federal income tax because it is made (1) after the Participant either reaches age 59-1/2, incurs a Disability, or dies (the Qualified Purpose Rule), and (2) at least five calendar years after the beginning of the earlier of: (A) the first year for which the Participant made a Roth Contribution under this Plan, or (B) if he/she made a Rollover Contribution to his/her Designated Roth Account, the first year for which he/she made a Roth Contribution under the 401(k) plan, 403(b) or 457(b) plan from which the Rollover Contribution was made (the Five-Year Rule).

(b)
Distributions to Alternative Payee or Beneficiary. If the Plan makes a distribution from a Designated Roth Account to an alternate payee or beneficiary, the Plan will use the Participant’s age and death or Disability to determine whether the distribution is a Qualified Roth Distribution. However, if a Spousal alternate payee or surviving Spouse elects a rollover to a designated Roth account under a plan of his/her own employer, the Plan will use his/her age, death or disability.

(c)
Nonqualified Distribution. If the Plan makes a distribution to a Participant from his/her Designated Roth Account that does not meet the requirements for a Qualified Roth Distribution, the portion of the payment that constitutes earnings will be subject to federal income tax in the year when the distribution is made.

6.4	Timing of Payment.
The Committee will direct the Trustee or other payor to issue the payment to the Participant or beneficiary as soon as practicable after it approves the request. If the Trustee is required to sell Employer Stock in order to distribute cash for an investment in the Employer Stock Fund, the Plan may delay payment for the period required to affect the sale.

(a)
Payment to a Participant. A Participant may elect to receive or begin receiving payment of his/her Account balances as soon as administratively practicable after his/her Termination Date, but not later than the end of the second calendar month following the month when he/she reaches age 70-1/2. Effective March 28, 2005, the terminated or Disabled Participant whose aggregate Account balances exceed $1,000 may leave all or part of his/her Account balances in the Plan until that date.

(b)
Payment to a Beneficiary. The beneficiary of the deceased Participant may elect to receive or begin receiving payment of his/her Account balances as soon as administratively practicable after the Committee receives such documentation as it considers necessary, such as a death certificate, and approves the distribution request. The non-Spouse beneficiary may not defer payment later than the last day of the calendar year following the year in which the Participant’s death occurs. The surviving-Spouse beneficiary may not defer payment later than the last day of the calendar year in which the deceased Participant would have reached age 70-1/2.

(c)
Notice of Consequences of Failure to Defer. The Committee will provide to each Participant who elects a distribution before he/she reaches age 62, a notice of the consequences of failing to defer the distribution. The notice will include statements that (1) some currently available investment options in the Plan may not be generally available on similar terms outside the Plan, with contact information for obtaining additional information on the general availability outside the Plan of currently available investment options in the Plan; (2) administrative, investment-related, and other fees and expenses outside the Plan may be different from fees and expenses that apply to Participant’s Accounts in the Plan, with contact information for obtaining information about such fees; (3) distributions received before a Participant reaches age 59-1/2 may be subject to an additional 10% income tax for early withdrawal; (4) to the extent the distribution is not rolled over to continue tax deferral, it will be subject to federal income tax in the year when it is received; and (5) to the extent the distribution is not rolled over, the Participant will lose the opportunity for continued tax-deferred investment earnings.

6.5	Forms of Payment.

(a)
Account Balance Over $1,000. Regardless of the reason for termination of Employment, the Participant or beneficiary whose Account balances exceed $1,000 may elect to receive payment in one of the following forms:

(1)	Lump sum payment; or

(2)
Installments in substantially equal monthly, quarterly, semi-annual, or annual payments, over a period that does not exceed the Participant’s or beneficiary’s life expectancy or the joint and last survivor life expectancy of the Participant and his/her beneficiary, but not longer than 9 years. The Participant or beneficiary who initially elects installment payments may elect at any time to receive a lump sum payment of the remaining balances, or may elect not more frequently than once in any 12-month period to increase the amount of the installment payments. From time to time, the Plan will establish and publish to Participants and beneficiaries the order in which installment payments are deducted from Accounts and from the investment funds in which Accounts are invested. The Participant or beneficiary will be permitted to change investment elections during the installment period on the same basis as active Participants. See Addendum A for rules in effect before January 1, 2006.

(b)
Account Balance Not Over $1,000. As soon as practicable after the Participant’s Termination Date, but not earlier than the 46th day or such other period as the Committee may establish from time to time, the Plan will automatically make a lump sum payment in cash to any Participant or beneficiary whose aggregate Account balances do not exceed $1,000 as of the payment date. The Participant or beneficiary may elect to receive Employer Stock attributable to Share Units for the portion of his/her Accounts invested in the Employer Stock Fund as of the payment date. When the Account balances of a Participant or beneficiary who is receiving installment payments decrease to less than $1,000, the Plan will not cash out those balances unless the Participant or beneficiary elects a lump sum payment.

6.6
Medium of Payment. The Participant or beneficiary may elect to receive the distribution of her/her Account balances either (1) entirely in cash; (2) entirely in whole shares of Employer Stock, or (3) a combination of cash and Employer Stock. The Plan will distribute cash for amounts invested in funds other than the Employer Stock Fund, and cash or shares of Employer Stock for Employer Stock allocable to Share Units for amounts invested in the Employer Stock Fund. Any fractional share of Employer Stock will be paid in cash. If the Trustee is not able to purchase a sufficient number of shares of Employer Stock, the Committee will notify the Participant or beneficiary that distribution will be delayed until the Trustee is able to settle the purchase. If the Trustee is not able to purchase a sufficient number of shares of Employer Stock within one year after the elected distribution date, or before the required distribution date if earlier, the Plan will distribute cash instead of Employer Stock.

6.7
Required Minimum Distribution Rules. The following provisions are effective January 1, 2003, except as otherwise stated. The requirements of this Section take precedence over any inconsistent provisions of the Plan. The Plan will determine and pay all distributions required under this Section in accordance with Code Section 401(a)(9) and Treas. Regs. Section 1.401(a)(9). The Plan permits a terminated Participant to defer payment until the end of the second calendar month following the month when he/she reaches age 70-1/2. The Plan makes a lump sum payment of his/her Account balances, or begins installment payments, no later than that date

(a)	Applicable Definitions. For purposes of this Section, the following terms have the meanings set forth below.

(4)	Account Balance means the Account Balance as of the last valuation date in the calendar year preceding the Distribution Calendar Year.

(5)	Designated Beneficiary means the Participant’s surviving Spouse, or another individual who is designated as a beneficiary under Section 6.7 and is a Designated Beneficiary under Treas. Regs. Section 1.401(a)(9)-4. The Plan permits Participants to designate multiple beneficiaries.

(6)
Distribution Calendar Year means a calendar year for which a minimum distribution is required. For distributions beginning before the Participant's death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year that contains his/her Required Beginning Date. For distributions beginning after the Participant's death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin under this Section.

(7)
Five-Year Rule means the requirement under Code Section 401(a)(9) that the Plan must distribute the entire balance in an Account by December 31 of the year containing the fifth anniversary of the Participant’s or surviving Spouse’s death, unless the surviving Spouse or other Designated Beneficiary began to receive installment payments no later than the end of the calendar year following the year when the Participant or surviving Spouse died, as applicable.

(8)
Life Expectancy. Except as otherwise stated in this Section, the life expectancy tables set forth in Treas. Regs. Section 1.401(a)(9)-9 are irrelevant to this Plan. Regardless of the number of years of a Spouse’s or other Designated Beneficiary’s Life Expectancy according to the applicable table, the Plan will distribute the Participant’s entire Account balance to such individual over a period not longer than 9 years.

(9)
Required Beginning Date means April 1 following the later of the calendar year in which the Participant reaches age 70‑1/2 or the year in which he/she retires, except that the Required Beginning Date for any Participant who is a 5-percent owner is April 1 following the calendar year in which he/she reaches age 70‑1/2 even if he/she has not retired. The Required Beginning Date for a surviving Spouse is December 31 of the later of the calendar year in which the Participant would have reached age 70-1/2 if he/she had survived, or the year when he/she died. The Required Beginning Date for a non-Spouse Beneficiary is December 31 of the calendar year following the year in which the Participant died, or December 31 of the year containing the fifth anniversary of the Participant’s death, as applicable under this Section. The Plan will distribute each Participant's and each beneficiary’s entire interest, or begin to make distribution, no later than his/her Required Beginning Date.

(b)
Separate Accounts for Multiple Beneficiaries. If a Participant is survived by multiple Designated Beneficiaries, and if the Committee establishes separate accounts for such Beneficiaries by December 31 of the year following the year of the Participant’s death, the Plan will calculate the minimum distributions for each Designated Beneficiary by using his/her Life Expectancy under the Single Life Table, as recalculated each year. Otherwise, the Plan will use the Life Expectancy of the oldest Designated Beneficiary to determine the required minimum distribution for all Designated Beneficiaries. However, Life Expectancy will not exceed 9 years.

(c)
Participant’s Death Before his/her Required Beginning Date. If a Participant dies before his/her Required Beginning Date, the Plan will distribute the entire balance in his/her Account, or begin to make distribution, no later than the applicable Required Beginning Date, and will complete the distribution over the following applicable period. The Committee will ignore any payment made before the Required Beginning Date and will treat the Spouse or other Designated Beneficiary as if the Participant had died before payments began, even if the Participant had received his/her first minimum annual payment before his/her death.

(8)
If the surviving Spouse is the sole Designated Beneficiary, the Plan will make or begin distribution by December 31 of the calendar year following the later of the calendar year in which the Participant died or the calendar year in which he/she would have attained age 70-1/2 if he/she had survived. The Plan will distribute the entire balance in the Account over a period not to exceed the lesser or 9 years, or the Spouse’s Life Expectancy using the Single Life Table, as recalculated each year. For each Distribution Calendar Year, the Plan will distribute a minimum amount equal to the quotient obtained by dividing the Account Balance by the lesser of the Spouse’s remaining Life Expectancy, or a period of 9 years minus 1 for each previous Distribution Calendar Year.

(9)
If the surviving Spouse is not the sole Designated Beneficiary, the Plan will begin distribution to the Designated Beneficiary by December 31 of the calendar year following the calendar year in which the Participant died. The Plan will distribute the entire balance in the Account over a period not to exceed the lesser of 9 years, or the Designated Beneficiary’s Life Expectancy using the Single Life Table, as recalculated each year. For each Distribution Calendar Year, the Plan will distribute a minimum amount equal to the quotient obtained by dividing the Account Balance by the lesser of the Designated Beneficiary’s remaining Life Expectancy, or a period of 9 years minus 1 for each previous Distribution Calendar Year.

(10)
If there is no Designated Beneficiary as of September 30 of the year following the year of the Participant's death, the Plan will distribute the entire balance in the Account by December 31 of the calendar year containing the fifth anniversary of the Participant's death, to any Designated Beneficiary whom the Committee has approved as such by that date, or if none then to the Participant’s estate.

(11)
If the surviving Spouse is the sole Designated Beneficiary and the surviving Spouse dies after the Participant but before distributions to the surviving Spouse begin, the Plan will begin distributions by the time specified in Subsection (c)(1) above (the surviving Spouse’s Required Beginning Date) and will apply Subsections (c)(2) and (3) above as if the surviving Spouse were the Participant.

(d)	Participant’s Death After his/her Required Beginning Date. If a Participant

dies after his/her Required Beginning Date, the Plan will determine required minimum distributions under this Subsection.

(8)
Required Minimum Distributions During the Participant’s Lifetime. During the Participant's lifetime, for each Distribution Calendar Year the Plan will distribute a minimum amount equal to the quotient obtained by dividing the Account Balance by the lesser of 9 years or the distribution period in the Uniform Lifetime Table, using the Participant's age as of his/her birthday in the Distribution Calendar Year. The Plan will base the distribution for the year of the Participant’s death on his/her Life Expectancy using the Uniform Lifetime Table. If a Participant's sole beneficiary for the Distribution Calendar Year is his/her Spouse who is more than 10 years younger than the Participant, the Participant may submit a written request to the Committee that the Plan use the quotient obtained by dividing the Account Balance by the number in the Joint and Last Survivor Table obtained by using the Participant's and Spouse's attained ages as of their birthdays in the Distribution Calendar Year.

(9)
Participant’s Death On or After his/her Required Beginning Date With a Designated Beneficiary. If a Participant dies on or after his/her Required Beginning Date and has a Spouse or other Designated Beneficiary, for each Distribution Calendar Year after the year of the Participant's death the Plan will distribute a minimum amount equal to the quotient obtained by dividing the Account Balance by the lesser of 9 years or the longer of the remaining Life Expectancy of the Participant or Designated Beneficiary, measuring both Life Expectancies using the Single Life Table. The Participant's remaining Life Expectancy is calculated using his/her age in the year of death, reduced by one for each subsequent year.

(A)    If the surviving Spouse is the Participant's sole Designated Beneficiary, the Plan will calculate the Spouse’s remaining Life Expectancy for each Distribution Calendar Year after the year of the

Participant's death using the Single Life Table and the Spouse's age as of the birthday in that year. For Distribution Calendar Years after the year of the Spouse's death, the Plan will calculate the Spouse’s remaining Life Expectancy using the Spouse’s age as of the birthday in the calendar year of the Spouse's death, reduced by one for each subsequent calendar year. Life Expectancy will not exceed 9 years.
(B)    If the surviving Spouse is not the sole Designated Beneficiary, the Plan will calculate the Designated Beneficiary's remaining Life Expectancy using the Single Life Table and the Beneficiary’s age in the year following the year of the Participant's death, reduced by one for each subsequent year. Life Expectancy will not exceed 9 years.

(10)
Participant’s Death On or After his/her Required Beginning Date With No Designated Beneficiary. If a Participant dies on or after his/her Required Beginning Date and does not have a Spouse or other Designated Beneficiary as of September 30 of the year after the year of his/her death, for each Distribution Calendar Year after the year of the Participant's death the Plan will distribute a minimum amount equal to the quotient obtained by dividing the Account Balance by the Participant's remaining Life Expectancy calculated using the Single Life Table and his/her age in his/her year of death, reduced by one for each subsequent year. Life Expectancy will not exceed 9 years.

(e)
Qualified Domestic Relations Orders (QDRO). The Plan may defer a required minimum distribution for a period up to 18 months as necessary to give the Committee time to review and implement the terms of a QDRO.

(f)
Trust as Designated Beneficiary. If a Participant names a trust as a beneficiary, the Plan may treat the beneficiaries of the trust as the Designated Beneficiaries for purpose of the minimum distribution requirements. The Designated Beneficiaries must provide the Committee the trust documentation that certifies the Designated Beneficiaries under the trust, by October 31 of the year following the year of the Participant’s death.

(g)
Election to Allow Participants or Beneficiaries to Elect Five-Year Rule. The Plan will permit each Participant and each Designated Beneficiary to elect, on an individual basis, whether the Five-Year Rule or the Life Expectancy Rule will apply to distributions after the Participant’s death. The election must be made no later than the earlier of September 30 of the calendar year in which distribution would be required to begin under Subsection (c), or by September 30 of the calendar year which contains the fifth anniversary of the Participant's (or, if applicable, surviving Spouse's) death. If neither the Participant nor Beneficiary makes an election under this paragraph, the Plan will make distributions in accordance with Subsections (c) and (d).

(h)
Age 65 Payment Rule. Unless the Participant elects otherwise, the Plan will make or begin to make payment of his/her Account balances no later than the 60th day after the end of the Plan Year in which occurs the latest of: (1) his/her 65th birthday; (2) the tenth anniversary of the date he/she began participating in the Plan; or (3) his/her Termination Date. The Plan treats a failure to elect earlier payment as an election to defer.

(i)
Suspension of Required Minimum Distributions During 2009. Pursuant to Code Section 401(a)(9)(H), enacted by the Worker, Retiree and Employer Recovery Act of 2008 (WRERA), the Committee provided a notice to all Participants who otherwise would have been required to receive a minimum distribution during 2009, explaining that unless they affirmatively elected a distribution, the Plan suspended such distributions for 2009. Participants who elect to receive a distribution for 2009 are permitted to elect direct rollovers, and are not subject to the normal 20% income tax withholding. Required minimum distributions will resume in 2010, without any make-up for waived distributions for 2009. If the Five-Year Rule applies to the beneficiary of a deceased Participant, the Committee will determine the five-year period by disregarding calendar year 2009, to extend the payment period to six years.

6.8	Beneficiary Designation.

(a)
Procedure. The Participant may name as his/her primary and/or contingent beneficiary one or more individuals or an entity other than a natural person, e.g., a trust, foundation, school, or church, to receive any Account balances remaining in the Plan after his/her death. The surviving Spouse will be the sole primary beneficiary unless the Spouse has waived that right under Subsection (b). If no designated beneficiary survives the Participant, the Plan will treat the surviving Spouse (if any) as the beneficiary, or if none, then the Participant’s surviving children, per capita; if none, the Participant’s surviving grandchildren, per capita; or if none, then the Participant’s estate. If the Participant names more than one beneficiary, he/she must designate the percentages payable to each, and may indicate whether each beneficiary is primary or secondary. The Participant who elects the installment form of payment may designate a primary and secondary beneficiary, and may change his/her beneficiary(s) at any time before his/her death, with Spousal consent if he/she is married. If the Participant was receiving installment payments, the Plan will pay any balance that remains after the death of the last surviving designated beneficiary, to that beneficiary’s estate. After the Participant’s death, the beneficiary will have the same right to make investment elections under Section 4.2 as the Participant would have had if he/she had survived, and to elect payment under the rules set forth in this Article 6. The Plan will not honor any beneficiary designation that the Committee or the Service Center did not receive before the Participant’s death.

(b)
Waiver of Spouse’s Rights. The sole primary beneficiary of the married Participant is his/her surviving Spouse, unless he/she elects to have all or any part of his/her Account balances that otherwise would be payable to his/her surviving Spouse after his/her death, payable instead to one or more beneficiary(s) designated under Subsection (a). Each such election must be in writing and (1) must be signed by the Participant and his/her Spouse; (2) the Spouse must give either specific consent for each named beneficiary, or general consent for the Participant to name any beneficiary; (3) the Spouse’s consent must acknowledge the effect of the election and that he/she cannot later revoke the waiver, unless the Spouse has given specific consent and the Participant makes a new non-Spouse beneficiary designation without the Spouse’s consent; and (4) the Spouse’s consent must be witnessed by a notary public. Spousal consent will not be required if the Participant provides the Committee with a decree of abandonment or legal separation, or with satisfactory evidence that he/she cannot obtain consent because he/she has been unable to locate his/her Spouse after reasonable effort. If the Spouse is legally incompetent, the Spouse’s court-appointed guardian may give consent, even if the guardian is the Participant.

(c)
Disclaimer of Beneficiary Status. Any beneficiary may disclaim the right to receive all or part of the Account balance that otherwise would be payable, by presenting to the Committee a written and notarized disclaimer. The Plan will treat the beneficiary who has disclaimed his/her rights as if he/she predeceased the Participant.

(d)
Judicial Determination. If the Committee for any reason considers it improper to direct any payment as specified in this Section, it may have a court of applicable jurisdiction determine to whom payments should be made.

6.9
Payment to a Representative. In the circumstances described in this Section, the Committee may request a court of competent jurisdiction to determine the payee. Any payment made pursuant to this Section will be in full satisfaction of all liability that the Plan and Plan fiduciaries have with respect to the Participant and/or beneficiary(s).

(d)
On Behalf of a Participant. If a Participant is incompetent to handle his/her affairs at any time while he/she is entitled to receive a payment from the Plan, the Trustee will make payment to his/her court appointed personal representative, or if none is appointed the Trustee may in its discretion make payment to his/her next‑of‑kin or attorney-in-fact, for the benefit of the Participant.

(e)
On Behalf of a Minor or Incompetent Beneficiary. If a deceased Participant’s beneficiary is a minor, or is legally incompetent, the Committee will direct the Trustee to make payment to the court-appointed guardian or representative of such beneficiary, or to a trust established for the benefit of such beneficiary, as applicable. If no guardian or representative is appointed, and no trust is established, the Plan will defer payment until the beneficiary reaches majority or becomes legally competent under applicable state law.

6.10
Unclaimed Benefits. If the Committee cannot locate a Participant or any other person entitled to receive the Participant's Account balances, with reasonable effort and after a period of five years after a Participant has reached age 65 or died, the Committee will direct the recordkeeper to reduce his/her balance to zero in order to avoid a violation of the minimum distribution rules under Code Section 401(a)(9). The Committee may, in its sole discretion, arrange for the unclaimed Account balance to escheat to the Participant’s state of residence as reflected in Plan or Employer records, or may apply the proceeds toward the affected Employer’s Contribution for that Plan Year or the next Plan Year. If the Participant or his/her Beneficiary or estate subsequently makes a claim for benefits, the Committee will cause the affected Employer to make a contribution sufficient to reinstate the Account balance with interest, as required under Treasury Regulations Section 1.401(a)-14(d) or any other applicable law.

6.11	Direct Rollover of Eligible Distributions.

(a)	Applicable Definitions. For purposes of this Section, the following terms have the meaning set forth below.

(6)
Eligible Rollover Distribution (excluding Designated Roth Accounts). Eligible Rollover Distributions include (A) lump sum distributions, and (B) any other distribution that is not part of a series of substantially equal periodic payments, made at least annually, over a period of at least 10 years, or over the lifetime or life expectancy of a Participant or the joint lifetimes or life expectancies of a Participant and his/her named beneficiary. Payments that are not Eligible Rollover Distributions include (A) minimum annual amounts required to be paid under Code Section 401(a)(9); (B) amounts paid as cash dividends on Employer Stock; (C) hardship withdrawals; (D) loan proceeds; (E) refunds of Excess 402(g) Contributions; (E) refunds of Employee Contributions that had been designated as Catch-Up Contributions but that failed to meet the applicable requirements; and (F) any refunds required to satisfy the ADP

Test and/or ACP Test if the Plan loses safe harbor status for any Plan Year. Effective January 1, 2002 the Plan permits rollovers from After-Tax Accounts in the Plan.

(7)
Eligible Rollover Distribution from Designated Roth Account. A Participant may elect to make a direct rollover of all or part of his/her distribution from his/her Designated Roth Account, but only to another designated Roth account in another employer’s Code Section 401(k) plan, 403(b) plan, or 457(b) Plan, or to a Roth IRA. If a Participant rolls over a distribution from his/her Designated Roth Account to the same type account in another plan, his/her period of participation carries over from this Plan to the recipient plan for purposes of measuring the 5-taxable-year period for determining a Qualified Roth Distribution under the recipient plan. However, if a Participant makes a rollover from his/her Designated Roth Account to a Roth IRA, the period that the rolled-over funds were in this Plan does not account toward that 5-year period; except that if he/she contributed to any Roth IRA in any prior year, the 5-taxable-year period for determining a Qualified Roth Distribution from his/her current Roth IRA is measured from the date of his/her earliest prior-year Roth IRA contribution.

(b)
Persons Eligible to Direct a Rollover. The following persons are eligible to instruct the Committee to roll over all or part of their Eligible Rollover Distribution to an Eligible Rollover Plan: (1) a Participant, (2) a surviving Spouse, (3) a Spousal alternate payee under a Qualified Domestic Relations Order, and (4) a non-Spouse beneficiary (who may roll over only to an inherited IRA established to receive the rollover).

(c)
Written Notice. The Committee will provide a timely written notice of the right to make a direct rollover. The notice will include all information required under Code Section 402(f). The Committee will notify non-Spouse beneficiaries that if they roll over their distributions to an inherited IRA, they must withdraw them from the IRA in compliance with applicable minimum required distribution rules.

(d)	Rollover Procedures. The payee who wishes to direct a rollover must timely provide to the Committee written information required to implement the rollover.

ARTICLE 7
LIMITATIONS ON CONTRIBUTIONS

7.1
Excess 402(g) Contributions. The Plan will limit each Participant's total before-tax and after-tax Employee Contributions to the Dollar Limit in effect for each calendar year. If any Participant makes Excess 402(g) Contributions for any calendar year, the excess amount will be distributed under the following rules.

(o)
Time of Distribution. If the Participant made his/her Excess 402(g) Contribution solely to this Plan, the Committee will distribute the excess amount and attributable earnings as soon as practicable after it discovers the excess. If the Participant made his/her Excess 402(g) Contribution in whole or in part to another qualified plan, or to an IRA or Roth IRA, but wishes to withdraw all or part of the excess amount from this Plan, he/she must submit to the Committee no later than March 15 written documentation that he/she made Excess 402(g) Contributions for the previous calendar year and a written request that a specified amount of the excess be distributed from this Plan. If any Excess 402(g) Contribution is not refunded by April 15 of the calendar year following the calendar year in which it was contributed, it will remain in the Participant's Before-Tax Account until a distribution event occurs under Article 5 or 6, except to the extent the Internal Revenue Service (IRS) permits earlier distribution under a self-correction program or otherwise. The Plan will not refund any Excess 402(g) Contribution in excess of the amount the Participant has actually contributed to this Plan plus attributable earnings.

(p)
Reporting Form. When the Plan implements a refund of an Excess 402(g) Contribution, it will designate the refund as an Excess 401(g) Contribution on the appropriate form published by the IRS so that the Participant can designate the refund as an Excess 402(g) Contribution on his/her income tax return.

(q)
Order of Distributions. From time to time, the Committee will instruct the recordkeeper whether to use the first-in-first-out method, or the last-in-first-out method, to make refunds of Excess 402(g) Contributions.

(r)
Inclusion in Annual Addition. Excess 402(g) Contributions made by HCEs and by NCEs that are refunded in the same Plan Year or by April 15 of the next following Plan Year will not be included in their Annual Additions for Section 415 purposes. Excess 402(g) Contributions that are also Excess Annual Additions and that are refunded pursuant to this Section will not be included in the Participant's Annual Addition.

(s)
Determination of Earnings. The Committee will use the Plan's normal method of calculating earnings to determine the amount of earnings attributable to each Participant's Excess 402(g) Contributions for the Plan Year for which the Contribution was made, and will ignore gap period earnings (for the period between the end of the Plan Year and the refund date).

7.2	Code Section 415 Limitation. In no event will the Maximum Annual Addition for any Participant exceed the Code Section 415 Limit described in this Section.

(d)	Applicable Definitions. For purposes of this Section, the following terms will have the meanings set forth below.

(3)
Annual Addition means, for each Participant for each Limitation Year, the sum of the Employee Contributions and Employer Contributions allocated to his/her Accounts under this Plan. Annual Addition excludes (A) Excess 402(g) Contributions that are timely refunded; (B) any Contributions distributed as Excess Annual Additions; (C) Catch-Up Contributions and Roth Catch-Up Contributions; (D) rollovers to separate accounts held by the Plan; (E) repayment of Participant loans; (F) dividends on Employer Stock that are reinvested pursuant to Code Section 404(k)(2)(A)(iii)(II); and (F) any restorative payments made to restore losses due to an action (or a failure to act) that creates a reasonable risk of liability for breach of fiduciary duty under Title I of ERISA or under other applicable federal or state law. For purposes of determining the Annual Addition, the Committee will use cost basis to value Financed Shares and will use Fair Market Value for other shares of Employer Stock.

(4)
Annual Addition for Leveraged ESOP. For any Limitation Year for which no more than one‑third of the Employer Contributions used to repay principal and/or interest on an Acquisition Loan are allocated to HCEs, the Annual Addition will not include the Participant’s allocable share of Employer Contributions used to pay interest on an Acquisition Loan, if the Trustee makes the interest payment no later than the due date of the Company's federal income tax return, including extensions, for the fiscal year that is the same Limitation Year for which the Contribution was made. The Committee may in its discretion reallocate Employer Contributions to the extent necessary to avoid allocating more than one‑third of such Contributions to HCEs for any Limitation Year. For any Limitation Year when more than one‑third of the Employer Contributions are allocated to HCEs, each Participant's Annual Addition will be based on both principal and interest payments on any Acquisition Loan.

(5)
Compensation, for purposes of the Code Section 415 limitations, includes only items includable in compensation under Treas. Regs. § 1.415(c)-2(b)(1), and excludes all items listed in Treas. Regs. § 1.415(c)-2(c) and therefore is safe harbor Simplified Compensation as defined in Treas. Regs. § 1.415(c)-2(d)(2). Such Compensation will not include amounts paid after a Participant’s Termination Date, except that Compensation will include amounts paid to a terminated Participant by the later of two and a half months after his/her Termination Date or the end of the Limitation Year that includes his/her Termination Date, for services performed during his/her Employment (including amounts paid for accrued vacation time, accrued sick time, bonuses, and deferred compensation), that constitute regular compensation that would have been paid if he/she had continued Employment. Effective January 1, 1998, Compensation also includes Employee Contributions (as defined in Code Section 402(g)(3)) and amounts contributed or deferred at the election of the Participant under Code Sections 125 or 132(f)(4), under a 457(b) governmental plan, or under Code Section 402A effective January 1, 2011. Effective January 1, 2002, for purposes of the definition of Compensation in this Section, amounts under Code Section 125 include any amounts not available to a Participant in cash in lieu of group health coverage because the Participant is unable to certify that he/she has other health coverage. An amount will be treated as an amount under Code Section 125 only if the Employer does not request or collect information regarding the Participant’s other health coverage as part of the enrollment process for the health plan. Effective January 1, 2008, Compensation is subject to the limitation described under Code Section 401(a)(17) for each Limitation Year.

(6)
Controlled Group means the Controlled Group as defined in Article 1, except that 50% is substituted for 80% each place it appears. For purposes of the Code Section 415 Limit, all Controlled Group members are considered to be a single Employer.

(7)	Excess Annual Addition means any Elective Contribution and/or Employer Contribution that exceeds the Participant's Maximum Annual Addition for the Limitation Year.

(8)	Limitation Year means the Plan Year.

(9)
Annual Addition Limit means, for each Participant during each Limitation Year, an amount that does not exceed the lesser of (A) $40,000 as indexed in $1,000 increments under Code Section 415, or (B) 100% of his/her Compensation.

(e)
Correction of Excess Annual Additions. If the Annual Addition allocated to any Participant’s Account for any Plan Year exceeds his/her Maximum Annual Addition, the Employer will correct the Excess Annual Addition by following the applicable procedures that the Internal Revenue Service has prescribed under the Employee Plans Compliance Resolution System.

(f)
Combining of Plans. For purposes of applying the limitations described in this Section, all defined contribution plans that are qualified under Code Sections 401(a) and 501(a) and are maintained by Controlled Group members, will be treated as a single defined contribution plan. If any Controlled Group member maintains a qualified defined contribution plan for any Plan Year, the Committee will determine from which plan any Excess Annual Addition will be distributed.

(g)
Compliance with Code Section 415. The intent of this Section is that the maximum permissible allocation under Code Section 415 is available to each Participant for each Limitation Year. If there is any discrepancy between this Section and Code Section 415, Code Section 415 will prevail.

7.3
Top-Heavy Rules. Effective January 1, 2012, the provisions of this Section 7.3 shall be applicable only if the Plan becomes “top-heavy” as defined below for any Plan Year. If the Plan becomes “top-heavy” for a Plan Year, the provisions of this Section 7.3 shall apply to the Plan effective as of the first day of such Plan Year and shall continue to apply to the Plan until the Plan ceases to be “top-heavy” or until the Plan is terminated or otherwise amended.

(d)	Applicable Definitions. For purposes of this Section, the following terms have the meanings set forth below.

(10)
Aggregation Group. The Required Aggregation Group includes each qualified plan maintained in the Controlled Group in which a Key Employee is a participant, and each other plan that enables any plan with Key Employee participants to meet the requirements of Code Section 401(a)(4) or 410, which plans are required to be aggregated for purposes of determining top-heavy status. The Permissive Aggregation Group includes the qualified plans of the Controlled Group that are required to be aggregated, plus such plans that are not part of the Required Aggregation Group but that satisfy the requirements of Code Sections

401(a)(4) and 410 when considered together with the Required Aggregation Group.

(11)
Cumulative Account Balances means the Cumulative Account Balance of each Participant as of any Determination Date, which includes his: (A) Employer Contribution Account balance as of the most recent Valuation Date, adjusted by allocations of his/her proportionate share of Employer Contributions actually made and allocations of investment gains or losses made or due to be made under Section 4.1 of the main text of the Plan as of the Determination Date; (B) Employee Contribution Account balances as of the most recent Valuation Date, adjusted by allocations of investment gains or losses made or due to be made under Section 4.1 as of the Determination Date; and (C) distributions made during the one-year period ending on the Determination Date because of termination, death or Disability and any in-service withdrawals made during the five-year period ending on the Determination Date, but excluding distributions made to or on behalf of any Participant who has not performed service for an Employer during the one-year period ending on the Determination Date, and excluding distributions rolled over to qualified plans maintained by Controlled Group members that are reflected in Account balances.

(12)	Determination Date means, for each Plan Year, the last day of the preceding Plan Year.

(13)
Key Employee means any Employee or former Employee (including any deceased employee) who at any time during the Plan Year that includes the Determination Date was an officer of an Employer having annual Compensation greater than $130,000 (as adjusted under Code Section 416(i)(1) for Plan Years beginning after December 31, 2002), a 5-percent owner of an Employer, or a 1-percent owner of an Employer having annual Compensation greater than $150,000. No more than the lesser of 50 Employees or 10 percent of all Employees (at least 3) are treated as officers.

(14)	Non‑Key Employee means an Employee who is not a Key Employee.

(15)
Safe Harbor Contributions means the Matching Contributions made under this Plan, which are designed to comply with Code Sections 401(k)(12) and 401(m)(11) and to qualify the Plan for an exemption from nondiscrimination testing under Code Sections 401(k)(3) and 401(m)(2), i.e., the ADP and ACP tests. Effective January 1, 2011, the Plan is a Qualified Automatic Contribution Arrangement that also complies with Code Sections 401(k)(13) and 401(m)(12).

(16)	Top-Heavy Plan Year means a Plan Year when the Plan is top-heavy.

(e)
Determination of Top-Heavy Status. The Plan will be treated as top‑heavy for the tested Plan Year if either: (1) the sum of the Cumulative Account Balances of Participants who are Key Employees exceeds 60 percent of the sum of the Cumulative Account Balances of all Participants; or (2) the Plan is part of a Required Aggregation Group in which more than 60 percent of the sum of (A) aggregated Cumulative Account Balances, and (B) present values of accrued benefits under defined benefit plans, have been accumulated in favor of Key Employees (including distributions under any Employer-sponsored plan during the 1-year period ending on the determination date, or during the past 5-year period for any in-service withdrawals). The Plan will not be considered a top-heavy plan with respect to any Plan Year in which the Plan is part of a Required or Permissive Aggregation Group that is not top-heavy.

(f)
Minimum Benefit During Top-Heavy Plan Years. Each Participant who is a Non-Key Employee in a Top-Heavy Plan Year and who also participates in a defined benefit plan maintained by a Controlled Group member, will receive the minimum benefit under the defined benefit plan required under Code Section 416(c)(1). Each Non-Key Employee Participant who does not participate in a defined benefit plan, and who has not terminated Employment as of the last day of the Plan Year, will receive an allocation of Employer Contributions in an amount not less than the lesser of (A) 3 percent of his/her taxable Form W-2 Compensation, or (B) the Compensation percentage of the Key Employee whose percentage is the highest of all Participants for the Plan Year, which percentage is calculated by including both Employer Contributions (other than Safe Harbor Contributions) and Employee Contributions. The Company will make the required Employer Contribution for each eligible Non-Key Employee Participant whether or not he/she has made any Employee Contributions for the Plan Year, and regardless of his/her level of Form W-2 Compensation for the Plan Year.

(g)
History of Top-Heavy Rules. The Plan was a safe harbor plan that accepted only Employee Contributions that meet the safe harbor requirements of Code Sections 401(k)(12) and 401(k)(13) and Matching Contributions that meet the safe harbor requirements of Code Sections 401(m)(11) and 401(m)(13) from January 1, 2002 through December 31, 2011 and the Plan is deemed to be in compliance with the Code Section 416 top-heavy rules effective January 1, 2002. The Committee has determined that the Plan was not top-heavy for any Plan Year before 2002. The Top-Heavy rules that applied before the Plan became safe harbor in the 2002 Plan Year, which have been revised to comply with the Economic Growth and Tax Reform and Reconciliation Act of 2001 are set forth in Addendum A.

ARTICLE 8
AMENDMENT, TERMINATION AND MERGER

8.1	Amendment.

(h)	Procedure. The Company may amend the Plan from time to time. In addition, the Plan may be amended as follows:

(11)	The Compensation Committee of the Board may amend or terminate the Plan or any portion of the Plan at any time.

(12)
The Benefits Committee may amend the Plan, at any time except that the benefits Committee may not adopt any amendment that significantly impacts the Plan's liabilities, or terminates the Plan or any portion of the Plan, without the consent of the Compensation Committee.

(13)	All amendments made by the Company, the Compensation Committee or the Benefits Committee are binding on all Employers.

(14)	The Company, the Compensation Committee, and the Benefits Committee may delegate the right to make amendments to each other and to appropriate officers of the Company.

(i)	Prohibited Amendments. Except as may be permissible under applicable law, no amendment will have the effect of any of the following:

(8)
Exclusive Benefit. No amendment will permit any part of the Trust Fund to be used for purposes other than the exclusive benefit of Participants and beneficiaries and the payment of reasonable administrative expenses.

(9)	Nonreversion. No amendment will cause any portion of the Trust Fund to be returned to any Employer, except as provided in Article 4 and Subsection 8.2(d).

(10)	Account Balances. No amendment will eliminate or reduce any Participant’s Account balances determined as of the effective date of the amendment.

(11)	Effect on Trustee. No amendment will materially increase the duties or responsibilities of the Trustee without its written consent.

(12)	Amendment of Vesting Schedule. Any amendment to the vesting schedule is subject to Code Sections 411(a)(10) and 411(d)(6) and applicable regulations.

(13)
Retroactive Amendments. Subject to the foregoing limitations, any amendment may be made retroactively which, in the judgment of the Committee is necessary or advisable, provided that such retroactive amendment does not deprive a Participant without his/her consent, of the right to receive benefits due under this Plan that have already vested and matured in such Participant, except as such modification or amendment may be permitted under applicable law.

(j)
Limited to Active Participants. Except as specifically stated in the amendment, no amendment that improves benefits will apply to any Employee whose Termination Date occurred before the effective date of the amendment.

(k)
Administrative Changes Without Plan Amendment. The Benefits Committee is authorized to make administrative changes to this Plan document that do not alter either the minimum qualification requirements or the Plan’s funding and expense provisions, without formal amendment to the Plan. The Benefits Committee may implement such changes by substituting pages in the Plan document with corrected pages. Administrative changes include, but are not limited to, corrections of typographical errors and similar errors, conforming provisions for administrative procedures to actual practice and changes in practice, and deleting or correcting language that fails to accurately reflect the intended provision of the Plan.

8.2	Termination of the Plan.

(h)
Right to Terminate. The Company expects this Plan to be continued indefinitely but necessarily reserves the right, through action of the Board or the Compensation Committee, to terminate the Plan or any portion of the Plan at any time, and all contributions attributed to the terminated portion, and to terminate the participation of any Employer at any time. The Benefits Committee has sole and complete discretionary authority to determine when a partial termination of the Plan has occurred.

(i)
Full Vesting. In the event of termination or partial termination of the Plan, the Account Balance of each affected Participant, to the extent funded, will become fully vested as of the termination date. For purposes of accelerated vesting, affected Participants will include only those who are in active Employment as of the Plan termination date. All non-vested Participants who terminated Employment before the Plan termination date and have incurred a One-Year Break will be considered to have received constructive (zero) cash-outs of their Matching Account balances.

(j)
Provision for Benefits Upon Plan Termination. If the Plan terminates, the Finance Committee, after coordinating with the Benefits Committee, may, in its discretion, either (1) continue the Trust for so long as it considers advisable and so long as permitted by law, either through the existing Trust Agreement(s), or through successor funding media; or (2) terminate the Trust, and in that event, the Benefits Committee shall pay all expenses, and direct the payment of Account balances in the form of a lump-sum. Payment of benefits upon plan termination must comply with Subsection 6.1(e)

(k)
Surplus Reversion. Any assets that remain after all benefits under the Plan have been allocated will be returned to the Company and/or the affected Employer(s), to the extent permitted by applicable law.

(l)	Merger, Consolidation, Transfer. In the event of any merger or consolidation of the Plan with any other plan, or the transfer of assets or liabilities by the Plan to another plan, each Participant will be entitled to receive a benefit immediately after the merger, consolidation or transfer, if the Plan then terminated, which is equal to or greater than the benefit he/she would have been entitled to receive immediately before the merger, consolidation, or transfer if the Plan had then terminated.

ARTICLE 9
ADMINISTRATION

9.1	Allocation of Responsibilities. The Company and Employers, the Benefits Committee, the Finance Committee and other Fiduciaries of the Plan, have the powers and duties described below.

(m)
Company. The Company may amend the Plan in accordance with Section 8.1, including terminating the Plan in whole or in part. The Company and each other Employer is responsible for making Contributions to the Plan in accordance with the terms of the Plan.

(n)	Compensation Committee. The Compensation Committee may amend the Plan in accordance with Section 8.1, including terminating the Plan in whole or in part.

(o)
Benefits Committee. The Benefits Committee serves as the Plan Administrator and has primary responsibility for the operation and administration of the Plan. In addition, the Benefits Committee may amend the Plan in accordance with Section 8.1. Without limiting the foregoing, the Benefits Committee has the following powers and duties:

(3)
Rules. The Benefits Committee may from time to time in its sole discretion adopt rules, regulations and procedures necessary or helpful for the administration of the Plan and the performance of the Benefits Committee's duties under the Plan.

(4)
Rights to Benefits. The Benefits Committee has sole and complete discretionary authority to determine the eligibility of any individual to participate in the Plan, the right of any Participant or beneficiary to receive benefits, and the amount of benefits to which any Participant or beneficiary may be entitled under the Plan, and to implement the claims procedure described in this Article 9.

(5)
Payments. The Benefits Committee will direct the payment of Account balances from the Trust, or may appoint a disbursing agent, and will specify the payee, the amount and the conditions of each payment. The Benefits Committee will also comply (or transfer responsibility to the Trustee or other payee) with all applicable Federal and state income tax withholding requirements for distribution payments.

(6)
Construction. The Benefits Committee has full discretion to, through itself or through its delegates, construe the terms of the Plan and to resolve ambiguities and omissions that may arise in the operation or administration of the Plan (including without limitation the resolution of any questions of fact, interpretation or application), to make equitable adjustments for any mistakes or errors made in the operation or administration of the Plan, and to make final decisions on all questions and disputes arising under the Plan. In all cases, the decision of the Benefits Committee is final and binding on all parties.

(7)
Disclosure. The Benefits Committee will prepare and distribute to the Employees plan summaries, notices, statements and other information about the Plan in such manner as it deems proper and in compliance with applicable law.

(8)
Employee Data. The Benefits Committee will request from the Employers complete information regarding the Compensation and Employment data for each Participant and other facts as it considers necessary from time to time, and is entitled to treat Employer records as conclusive with respect to such information.

(9)
Individual Accounts. The Benefits Committee or its agent will maintain individual Accounts for each Participant, and will allocate Contributions, expenses, investment earnings/losses, withdrawals and distributions, to the proper Accounts.

(10)
Elections and Applications. The recordkeeper or the Benefits Committee will provide electronic and/or paper forms for use by Participants in making contribution and investment elections, in-service withdrawals and loans, and applying for benefits.

(11)
Safe Harbor Compliance. The Benefits Committee will monitor the Plan’s compliance with the applicable safe harbor requirements set forth in Code Sections 401(k)(12) and/or 401(k)(13) and 401(m)(11) and/or 401(m)(12) throughout each Plan Year, and will take any action it considers necessary or appropriate to comply with such requirements, so long as the Company intends to retain safe harbor status. For any Plan Year when the Plan is required to perform the ADP and ACP nondiscrimination tests, the Benefits Committee will monitor compliance.

(12)	Reporting. The Benefits Committee will cause to be filed all reports required under ERISA, the Code and any other applicable federal law.

(13)
Collection of Contributions. The Benefits Committee is responsible for monitoring whether contributions due and owing to the Plan are timely transmitted to the Trust and for collecting or directing the Trustee with respect to the collection of any contributions that are not timely transmitted within a reasonable time in accordance with applicable law. For avoidance of doubt, the Benefits Committee's responsibility hereunder relates solely to the collection of contributions from Employers only after a legally enforceable obligation to make the contribution arises under applicable law.

(14)
Correction of Defects. The Benefits Committee will take reasonable steps to ensure that the Plan document is in compliance with all applicable laws as in effect from time to time, and to ensure that the Plan is administered as written. If the Benefits Committee discovers a material defect in the Plan's operation or administration, it will take reasonable steps to correct the defect as promptly as practicable and in compliance with Section 4.1(f).

(p)
Finance Committee. The Finance Committee serves as the named fiduciary responsible for managing the funding, cost, and financial aspects of the Plan, including the investment of Plan assets. Without limiting the foregoing, the Finance Committee has the following powers and duties:

(6)
Trustee. The Finance Committee may from time to time discharge the Trustee and appoint one or more successor Trustees and enter into trust agreement(s) with such Trustee or Trustees. The Finance Committee is the Plan's named fiduciary for purposes of directing the Trustee with respect to all matters pertaining to the investment of the assets of the Plan.

(7)	Investment Policy. The Finance Committee will establish, maintain and periodically review an investment policy for the Trust.

(8)
Investment Managers. The Finance Committee may from time to time and at any time, appoint, approve the appointment of, remove, and/or replace, one or more investment managers to manage the assets of the Trust.

(9)	Financial Statements. The Finance Committee will annually report the Plan's financial results to the Compensation Committee.

(10)
Financial Audit. The Finance Committee will engage on behalf of the Plan an independent qualified public accountant to examine the financial statements and other records of the Plan for the purposes of an annual audit and opinion as to whether the financial statements and schedules in the Plan’s annual report are presented fairly in conformity with generally accepted accounting principles, unless such audit is otherwise not required.

(q)
Trustee. The Trustee shall have the duties and responsibilities described in the Trust Agreement. The Committees shall give to the Trustee any order, direction, consent or advice required under the terms of the Trust Agreement, and the Trustee shall be entitled to rely on any instrument delivered to it and signed by the secretary or any authorized member of the Committees as evidencing the action of the Committees.

(r)
Named Fiduciaries and Other Fiduciaries. The Benefits Committee, Finance Committee and the Trustee are named fiduciaries of the Plan. Other Fiduciaries of the Plan include investment managers and advisers appointed by the Finance Committee and such other persons or individuals to whom fiduciary responsibilities may be delegated pursuant to procedures described by this Article 9. The powers and duties of each Fiduciary hereunder, whether or not a named fiduciary, shall be limited to those specifically allocated or delegated to each of them under the terms of the Plan and Trust Agreement. It is expressly recognized that a Fiduciary may have certain powers and duties in a capacity other than as a Fiduciary and that these powers and duties are not fiduciary in nature and are not subject to the rules of fiduciary conduct under ERISA.

9.2	Committee Organization and Operation.

(c)
Composition of Benefits Committee. The Benefits Committee shall be composed of at least three members, one of whom will be the Chairman. The Chairman of the Benefits Committee will be the Company's Chief Human Resources Officer; provided that, if there is no Chief Human Resources Officer or if the Company’s Chief Human Resources Officer is unwilling to serve, the Company's Chief Financial Officer will appoint an acting Benefits Committee Chairman (who may be the Chief Financial Officer). The Benefits Committee Chairman appoints the other members of the Committee and may from time to time remove a member and appoint one or more new members. Any member may resign by delivering his/her written resignation to the Benefits Committee Chairman.

(d)	Composition of Finance Committee. The Finance Committee shall be composed of at least three members, one of whom will be the Chairman. The Chairman of the Finance Committee will be the Company's Chief Financial Officer; provided that, if there is no Chief Financial Officer or if the Chief Financial Officer is unable or unwilling to serve, the Company’s Chief Human Resources Officer will appoint an acting Finance Committee Chairman (who may be the Chief Human Resources Officer). The Finance Committee Chairman appoints the other members of the Committee and may from time to time remove a member and appoint one or more new members. Any member may resign by delivering his/her written resignation to the Finance Committee Chairman.

(e)
Committee Procedures. Each Committee may, from time to time, adopt and amend rules and procedures governing its actions, including without limitation, rules and procedures governing meetings, voting and other actions.

(f)
Additional Powers of the Committees. Each Committee shall have all powers necessary to enable it to properly perform the duties allocated to it under this Plan and the Trust Agreement. Each Committee has sole and complete discretionary authority in the exercise of all its powers and duties as to invoke the arbitrary-and-capricious standard of review as opposed to the de novo standard.

(g)
Delegation of Duties. From time to time, either Committee may delegate or allocate, by a written instrument filed in its records, all or any part of its duties under the Plan or the Trust Agreement to one or more of its members (including a subcommittee), to employees of an Employer and to other agents as may be deemed advisable. The Committee may revoke such allocation or delegation of responsibilities in the same manner. In the exercise of such allocated or delegated responsibilities, any action of the person(s) to whom responsibilities are delegated or allocated shall have the same force and effect for all purposes hereunder as if such action had been taken by the Committee. The Committee shall not be liable for any acts or omissions of such person(s) to whom responsibilities are delegated or allocated. The person(s) to whom responsibilities have been allocated shall periodically report to the Committee concerning the discharge of the allocated responsibilities. The Committee and each individual member and any agent or delegate shall be fully protected when acting in a prudent manner and relying in good faith upon the advice of the following professional advisers or consultant employed by an Employer or by either of the Committees: an attorney with respect to legal matters; a certified public accountant with respect to accounting matters; and investment advisers and consultants with respect to investment matters.

(h)
Appointment of Agents. Each Committee may appoint agents who may or may not be Committee members, as it considers necessary for the effective performance of its duties, and may delegate to the agents fiduciary duties and liabilities or ministerial or other powers and duties as it considers expedient or appropriate. The Committee will fix the compensation of the agents. Committee members and agents who are Employees receive no additional compensation for their services on a Committee.

(i)
Reliance on Committee Documents. Any written memorandum signed by the secretary or any member of the Committee who has been authorized to act on behalf of the Committee shall have the same force and effect as a formal resolution adopted in open meeting.

9.3
General Rules for Fiduciaries. It is intended that the provisions of the Plan and Trust Agreement allocate to each Fiduciary the individual responsibilities for the prudent execution of the functions assigned to each such Fiduciary. None of the allocated responsibilities or any other responsibilities shall be shared by two or more Fiduciaries unless such sharing shall be provided by a specific provision in the Plan or the Trust Agreement. If any of the enumerated responsibilities of a Fiduciary are specifically waived by the Secretary of Labor, then such enumerated responsibilities shall also be deemed to be waived for the purposes of the Plan and Trust Agreement. Whenever one Fiduciary is required by the Plan or the Trust Agreement to follow the directions of another Fiduciary, the two Fiduciaries shall not be deemed to have been assigned a share of any responsibility, but the responsibility of the Fiduciary giving the directions shall be deemed to be his/her sole responsibility and the responsibility of the Fiduciary receiving those directions shall be to follow same insofar as such instructions on their face are proper under applicable law.

Any Fiduciary may employ one or more persons to render advice with respect to any responsibility such fiduciary has under the Plan or Trust Agreement. Each Fiduciary may, but need not, be a director, proprietor, partner, officer or Employee of an Employer. Nothing in the Plan shall be construed to prohibit any Fiduciary from:

(10)	serving in more than one Fiduciary capacity with respect to the Plan and Trust Agreement;

(11)
receiving any benefit to which he/she may be entitled as a Participant or beneficiary in the Plan, so long as the benefit is computed and paid on a basis that is consistent with the terms of the Plan as applied to all other Participants and beneficiaries; or

(12)
receiving any reasonable compensation for services rendered, or for the reimbursement of expenses properly and actually incurred in the performance of his/her duties with respect to the Plan, except that no person so serving who already receives full-time pay from an Employer shall receive compensation from the Plan, except for reimbursement of expenses properly and actually incurred.

Each Fiduciary shall be bonded as required by applicable law or statute of the United States, or of any state having appropriate jurisdiction, unless such bond may under such law or statute be waived by the parties to the Trust Agreement. The cost of such bond may be paid from the Trust Fund to the extent permitted by applicable law.

9.4
Expenses. All expenses of the Plan and Trust shall be paid by the Plan, except to the extent the Employer(s) elect to pay such expenses. To the extent that the Employer(s) may pay any expenses of the Plan and Trust, the Employer(s) shall not be obligated to continue to pay such expenses. To the extent the Employer(s) do not pay such expenses, the Benefits Committee shall direct the Trustee with respect to payments from the Trust Fund. Nothing herein shall prohibit reimbursement of the Employers for any expenses incurred in connection with the administration of the Plan and the management of assets to the fullest extent permitted by law.

Plan and Trust expenses include but are not limited to (a) fees, charges and expenses of recordkeepers, attorneys, accountants, consultants, investment advisers and managers or other persons employed by the Committees, (b) the fees and expenses of the Trustee; (c) all expenses directly or indirectly incurred in connection with the operation and administration of the Plan and the investment of Plan assets; (d) office space used for the administration of the Plan; (e) the salary and related costs of any Employee or any other person who provides services to the Plan; and (f) any other costs or expenses incurred by the Committees or any other Fiduciary in carrying out their duties with respect to the Plan. The Plan may hire employees and pay them reasonable compensation, and may share employees with an Employer with a reasonable pro-ration of compensation. The Benefits Committee may direct the Trustee to reimburse the Employers for expenses they have paid directly on behalf of the Plan. Notwithstanding the preceding provisions of this Section or any other provision of the Plan or the Trust Agreement, no expenses, fees or charges may be paid from the Trust to the extent such payment would constitute a non-exempt prohibited transaction under ERISA or the Code.

9.5
Indemnification and Insurance. The Employers (to the extent permissible under law and consistent with their charters and bylaws) shall indemnify and hold harmless the Board of Directors, the Compensation Committee, each Committee and each individual member of the Board and any such committees and any Employer and any Employee authorized to act on behalf of any such entities and all persons formerly serving in such capacity ("Covered Persons") for any liability, loss, expense, assessment or other cost of any kind or description whatsoever, including legal fees and expense, which they actually incur for their acts and omissions, past, current or future, in the exercise of their duties and responsibilities with respect to the Plan including all expenses reasonably incurred in the defense of such acts or omissions. Unless paid by the Company or the Employers, the Benefits Committee may direct Plan funds to be applied, in accordance with ERISA section 410(b), to the purchase of lawful insurance covering the fiduciary obligations of persons who are Fiduciaries respecting the Plan and/or the Trust Fund, and such Fiduciaries may purchase, with funds other than Plan funds, waivers of subrogation.

9.6	Claims Procedure.

(f)
Application for Benefits. Each Participant, or beneficiary, must submit a written application for payment of Plan benefits, with such documentation as the Benefits Committee considers necessary to process the application. The Benefits Committee may adopt forms and require that the forms be used to apply for benefits. The Plan will not treat as a claim any oral or electronic request for information or for a re-determination of benefits. The Benefits Committee reserves the right to withhold payment of any request for the payment of benefits if conflicting claims have been asserted. The Trustee will not pay any benefit under the Plan until the Benefits Committee has determined, in its sole and complete discretion, that the claimant is entitled to the benefit.

(g)
Initiating a Claim. If a Participant or beneficiary believes he/she is entitled to rights or benefits that he/she has not received, in whole or in part, he/she may file a written claim with the Benefits Committee. If the Benefits Committee adopts claims forms, a claim must be filed on the forms adopted by the Benefits Committee; otherwise, a written request to the Benefits Committee is sufficient. The claim should set forth the sufficient facts to support the asserted claim and should include any documentation that will enable the Benefits Committee to make its decision. A claim may be filed by the legal representative of a Participant or beneficiary.

(h)
Decision on Claim. Within 90 days after receipt of a written claim and supporting information, the Benefits Committee will issue a written decision. If special circumstances require an extension of time, the Benefits Committee will furnish the claimant written notice of the extension (up to 90 additional days), and an explanation why the extension is necessary, before the end of the initial 90-day period. If the claim is denied in whole or in part, the notice will set forth (1) specific reasons for the denial and references to Plan provisions upon which the decision is based; (2) a description of any additional information necessary to process the claim and why it is necessary; and (3) an explanation of the Plan's appeals procedure and deadlines. If the claimant does not receive a decision within the 90 day period (180 day period if an extension is necessary), the claimant may consider his/her claim denied and proceed with the appeal process.

(i)
Appeal. The claimant and/or his/her representative may appeal a denied claim by sending a written request for review to the Benefits Committee within 60 days after receiving notice of the denial. The claimant or his/her representative may submit a statement of issues and supporting arguments and any documentation he/she has to support the claim. The claimant may inspect all documents that are reasonably pertinent to his/her case, upon reasonable notice to the Benefits Committee, but may not inspect confidential information concerning any other person. The Benefits Committee may set the matter for oral hearing and give the claimant reasonable notice of the time and place. The Benefits Committee will proceed promptly to resolve all issues and will issue a written decision to the claimant within 60 days after receipt of the written appeal request. If special circumstances require an extension of time, the Benefits Committee will notify the claimant or his/her representative in writing before the end of the 60 day period that an extension (up to an additional 60 days) is needed and the reasons for the extension. The Benefits Committee will send written notice of its decision on the appeal. If the appeal is denied, the Benefits Committee’s notice will state the specific reasons for the denial and refer to specific supporting provisions of the Plan, explain the claimant’s right to receive all documents relevant to the claim free of charge and describe the claimant’s right to seek judicial review of the denial.

(j)
Special Time Period for Benefits Committee Meetings. Notwithstanding Subsection 9.6(c), during periods when the Benefits Committee holds regularly scheduled meetings at least quarterly, and a claimant’s request for appeal is received less than 30 days before a scheduled meeting, the Benefits Committee may render its decision on the appeal during the second regularly scheduled meeting after receiving the request for appeal. However, if an appeal hearing is held, the Benefits Committee may render its decision during the third regularly scheduled meeting after receiving the request for appeal. If the Benefits Committee invokes the extensions described in this Subsection (d), it will issue written notice with an explanation of the rules in this Subsection and the date when the decision will be rendered, not later than the first meeting date after receiving the request for appeal. The Benefits Committee will notify the claimant in writing of its determination, within 5 days after it makes its decision on the appeal.

(k)
Exhaustion of Administrative Remedies. Anyone claiming rights or benefits under this Plan must exhaust the administrative remedies under the Plan’s claims procedures before taking action, including but not limited to, pursuing any remedies available under ERISA Section 502(a) in any other forum.

(l)
Time Limit on Legal Action. Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one (1) year following a final decision on the claim for benefits under these claims procedures. The one (1)-year statute of limitations on suits for benefits shall apply in any forum where a claimant initiates such suit or legal action. If a civil action is not filed within this one (1)-year period, the claimant's benefit claim will be deemed permanently waived and abandoned, and the claimant will be precluded from reasserting it.

9.7	Notice.

(d)
Communications From Participants Or Beneficiaries. Any notice, election, application, instruction, designation or other form of communication required to be given or submitted by any Employee, Participant, or beneficiary must be in the form and delivery method prescribed from time to time by the Benefits Committee and is deemed to be duly given only upon actual receipt thereof.

(e)
Communications To Participants and Beneficiaries. Any notice, statement, report and other communication to any Employee, Participant, or beneficiary required or permitted by the Plan will be deemed to have been duly given when delivered by hand to such person, mailed to such person at the address last appearing on records maintained by the Plan or Employer, or delivered electronically to such person.

(f)	Electronic Administration. In its rules and procedures for the administration of the Plan (including, without limitation, procedures covering any directions, elections, or other action by Participants, and the delivery of statements and other disclosure materials to such individuals), the Benefits Committee may provide for the use of electronic communications and other media.

ARTICLE 10

ARTICLE 11
MISCELLANEOUS

11.1	Headings. The headings and subheadings in this Plan have been inserted for convenient reference, and to the extent any heading or subheading conflicts with the text, the text will govern.

11.2	Construction.
The Plan will be construed in accordance with the laws of the State of Georgia, without regard to any choice-of-law rules, except to the extent such laws are preempted by ERISA and the Code and/or any other applicable federal law.

11.3
Continued Qualification for Tax-Exempt Status. Notwithstanding any other provision of the Plan, the amendment and restatement of the Plan is adopted on the condition that it will be approved by the Internal Revenue Service as meeting the requirements of the Code and ERISA for continued tax-exempt status, and if continued qualification is denied and cannot be obtained by revisions satisfactory to the Committee, the Committee may delete all or any part of the amendment and restatement, or may declare it null and void in its entirety.

11.4
Nonalienation. No benefits payable under the Plan are subject to the claim or legal process of any creditor of any Participant or beneficiary, and no Participant or beneficiary will alienate, transfer, anticipate or assign any benefits under the Plan, except that distributions will be made pursuant to (a) qualified domestic relations orders issued in accordance with Code Section 414(p), (b) judgments resulting from federal tax assessments, (c) agreements between a Participant or beneficiary and an Employer under Treasury Regulations Section 1.401(a)(13)(e) for the use of all or part of his benefits under the Plan to repay his indebtedness to the Employer, which amount of benefits will be paid in a lump sum as soon as practicable after the agreement is executed and will be subject to the withholding requirements set forth in Section 10.7; and (d) as otherwise required by law. The Committee will offset the Account balances of any Participant or beneficiary if required under a judgment of conviction for a crime involving the Plan, or under a civil judgment or a consent order, or settlement agreement with a governmental agency, in an action brought in connection with a violation of fiduciary duty under the Plan.

11.5
No Employment Rights. Participation in the Plan will not give any Employee the right to be retained in the employ of any Employer, or upon termination any right or interest in the Plan except as provided in the Plan.

11.6	No Enlargement of Rights. No person will have any right to or interest in any portion of the Plan except as specifically provided in the Plan.

11.7
Withholding for Taxes. Payments under the Plan are subject to withholding for income taxes as required by law. The Committee will withhold 20 percent federal income tax from each eligible rollover distribution over $200 that is not directly rolled over into another qualified retirement plan or individual retirement account under Section 4.5. The Committee will withhold the amount or percentage elected by the Participant or beneficiary for any payment that is not an eligible rollover distribution.

11.8	Suspension of Transaction. The Committee reserves the right to adopt rules and procedures that in its discretion it determines to be reasonably necessary:

(a)
Blackout Periods. A blackout period is a period for which any ability that is otherwise available under the Plan, for Participants or beneficiaries to direct or diversify the investments in their Accounts, or to obtain loans, withdrawals or distributions, is temporarily suspended, limited, or restricted for any period longer than three consecutive business days. If a period of suspension of Participant rights is a blackout period, the Committee will provide advance notice to the affected Participants in compliance with DOL Regs. Section 2520.101-3(d)(1). The Committee may impose a reasonable period of suspension, restriction, or limitation on such rights, to accommodate changes in recordkeepers, trustees, investment managers or advisors, and/or investment funds.

(b)
Investment Elections. In addition to the restrictions on fund transfers described in Article 4, the Committee will require Participants and beneficiaries to comply with restrictions imposed by law or by third parties, such as stock exchanges, investment managers, fund managers or the Securities Exchange Commission or other regulatory body. The Committee may establish rules requiring Company officers who are subject to Rule 16b of Section 16 of the Securities Exchange Act

of 1934, and/or the Sarbanes-Oxley Act of 2002, to comply with such laws and regulations. To protect the interests of other Participants and beneficiaries, the Committee may impose penalties on any Participant who fails to comply with the Committee’s rules and procedures.

IN WITNESS WHEREOF, the undersigned officer has caused this amended and restated SunTrust Banks, Inc. 401(k) Plan to be executed this 24th day of December 2012, effective as of January 1, 2012, except that certain amendments are effective as of other dates stated in the affected sections of this Plan.

SUNTRUST BANKS, INC.            Attest:

By: /s/ Kenneth J. Carrig            By: /s/ Jill P. Cecil
Kenneth J. Carrig
Chief Human Resources Officer        Title: AVP – Legal Administrator